Commission File No. 1-14705

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Amendment No. 1

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

Allied Waste Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

ALLIED WASTE INDUSTRIES, INC.

15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260

October      , 2003

Dear Stockholder:

      You are cordially invited to attend a special meeting of stockholders of Allied Waste Industries, Inc., which will be held on November      , 2003 at 9:00 a.m. at the Resort Suites, 7677 E. Princess Boulevard, Scottsdale, Arizona 85255. The formal Notice of Special Meeting and Proxy Statement, fully describing the matter to be acted upon at the meeting, appear on the following pages.

      The only matter scheduled to be considered at the meeting is a proposal to approve the issuance of our common stock in exchange for the outstanding shares of our Series A Senior Convertible Preferred Stock. We have entered into an Exchange Agreement with the holders of the Series A Senior Convertible Preferred Stock providing for the exchange of 110.5 shares of our common stock for each share of Series A Senior Convertible Preferred Stock.

      The Board of Directors recommends the approval of the proposal being presented at the special meeting as being in the best interests of Allied Waste and its stockholders. (Certain directors with a conflict of interest because of their relationship with the holders of the Series A Senior Convertible Preferred Stock abstain from this recommendation.) A Special Committee of our disinterested directors also recommends that you approve this proposal. We urge you to read the proxy statement and give the proposal your careful attention before completing the enclosed proxy card.

      Your vote is important regardless of the number of shares you own. Please be sure you are represented at the meeting, whether or not you plan to attend, by signing, dating and mailing the proxy card promptly. A postage-paid return envelope is enclosed for your convenience. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.

Sincerely yours,

/s/ THOMAS H. VAN WEELDEN

Thomas H. Van Weelden
Chairman of the Board,
Chief Executive Officer and President

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
FORWARD-LOOKING STATEMENTS
OUTSTANDING VOTING SECURITIES
Required Vote
PURPOSE OF THE MEETING
Why Stockholder Approval is Being Sought
SPECIAL CONSIDERATIONS
BACKGROUND
REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS
VIEW OF THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR
CONFLICTS OF INTERESTS AND INTERESTS OF CERTAIN DIRECTORS AND OFFICERS IN THE EXCHANGE
THE EXCHANGE AGREEMENT
CAPITALIZATION
PRO FORMA FINANCIAL DATA
PRINCIPAL STOCKHOLDERS
AGREEMENT WITH CERTAIN STOCKHOLDERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
MISCELLANEOUS MATTERS
APPENDIX A

ALLIED WASTE INDUSTRIES, INC.

15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held November       , 2003

       Notice is hereby given that a special meeting of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), will be held at the Resort Suites, 7677 E. Princess Boulevard, Scottsdale, Arizona 85255, on November      , 2003 at 9:00 a.m. Mountain Standard Time for the following purpose:

To approve the issuance of up to 110.5 million shares of our common stock in exchange for the outstanding shares of our Series A Senior Convertible Preferred Stock pursuant to an Exchange Agreement, dated July 31, 2003, between the Company and holders of the Series A Senior Convertible Preferred Stock.

      The special meeting may be postponed or adjourned from time to time (including to obtain a quorum or solicit additional votes in favor of the proposal). At any reconvened meeting action on the proposal may be taken without further notice to stockholders unless required by our Bylaws.

      A record of the stockholders has been taken as of the close of business on August 28, 2003 and only those stockholders of record on that date will be entitled to notice of and to vote at the special meeting. A list of such stockholders will be available commencing October      , 2003 and may be inspected prior to the special meeting during normal business hours at the Company’s corporate headquarters.

      Your participation in the special meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

Sincerely yours,

/s/ THOMAS H. VAN WEELDEN

Thomas H. Van Weelden
Chairman of the Board,
Chief Executive Officer and President

October      , 2003

ALLIED WASTE INDUSTRIES, INC.

15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260

PROXY STATEMENT

REGARDING

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD
November       , 2003

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) so that your shares may be voted at the special meeting of stockholders to be held in Scottsdale, Arizona on November      , 2003, and upon any adjournment of the meeting.

      Your shares will be voted as you instruct in your proxy and otherwise in accordance with the judgment of the persons designated as the holder of the proxies. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, but will be disregarded in the calculation of total votes cast. Any proxy on which no direction is specified will be voted FOR the issuance of shares of our common stock in exchange for shares of our Series A Senior Convertible Preferred Stock. A stockholder may revoke a proxy by: (1) delivering to the Company written notice of revocation, (2) delivering to the Company a proxy signed on a later date or (3) appearing at the special meeting and voting in person.

      We began the mailing of this proxy statement and the proxy card on or about October      , 2003.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone. We pay all costs of solicitation, including certain expenses of brokers who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the distribution of proxy materials and the possible solicitation of proxies for the special meeting for a fee of approximately $10,000 plus associated costs and expenses.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.     Who may vote at the special meeting?

A.	You may vote if you were a holder of record of either our common stock or Series A Senior Convertible Preferred Stock (“Series A Preferred Stock”) as of the close of business on October , 2003. Holders of our 6 1/4% Series C Senior Mandatory Convertible Preferred Stock are not entitled to vote at the special meeting.

Q.     What may I vote on?

A.	Only one proposal will be considered at the special meeting:

•	the approval of the issuance of up to 110.5 million shares of our common stock in exchange for the outstanding shares of Series A Senior Convertible Preferred Stock pursuant to an Exchange Agreement dated July 31, 2003.

Q.     What does our Board of Directors recommend?

A.	The Board of Directors and the Special Committee of disinterested directors recommend that you vote FOR the proposal. (Certain directors who are affiliated with some of the holders of the Series A Senior Convertible Preferred Stock abstained from the Board’s recommendation because of their conflict of interest.)

See the section entitled “Reasons for the Recommendation of the Special Committee and the Board” for the reasons for the recommendation to vote in favor of the proposal and a description of why certain directors abstained from the Board’s recommendation.

Q.     What vote is required to approve the proposal?

A.	Approval by a majority of the votes cast is required for approval of the proposal. Holders of common stock and Series A Preferred Stock will vote together, as a single class, on the proposal. As of October , 2003, there were issued, outstanding and entitled to vote shares of our common stock, each entitled to one vote. As of October , 2003, there were 1,000,000 shares of Series A Preferred Stock outstanding. The 1,000,000 shares of Series A Preferred Stock are entitled to an aggregate of votes. A quorum must be present or represented at the special meeting for any action to be taken. A quorum is at least a majority of the voting power represented by the shares of common stock and Series A Preferred Stock, voting together as a single class.

In connection with their agreeing to exchange their shares for common stock, the holders of the shares of Series A Preferred Stock agreed to vote all of the shares of common stock and Series A Preferred Stock they own for approval of the proposal relating to issuance of common stock to be considered at the special meeting. These holders own approximately % of the voting power entitled to vote at the special meeting. These holders and our directors and executive officers, who in the aggregate as a group own securities representing approximately % of the voting power entitled to vote at the special meeting, intend to vote for approval of the proposal at the special meeting.

Q.     Do any members of our Board of Directors have an interest in the exchange?

A.	Yes. Certain of our directors are affiliated with entities which own Series A Preferred Stock. In order to avoid a conflict of interest in our evaluation of the exchange transaction with the holders of Series A Preferred Stock and the negotiation of the terms of this transaction, our Board of Directors created the Special Committee which is comprised of directors without any affiliation with the holders of the Series A Preferred Stock or any other interest in a transaction (other than as holders of our common stock). The Special Committee evaluated and negotiated the terms of the transaction with the assistance of an independent financial advisor.

Q.     How are abstentions and broker non-votes counted?

A.	Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting and are disregarded in calculating total votes cast on the proposal.

Q.     What are broker non-votes?

A.	The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the election of independent accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the proposal you are being asked to consider at the special meeting unless they have received voting instructions from their customers. Non- voted shares on non-routine matters are broker non-votes. If your shares are held in your broker’s name, you must give your broker instructions or your shares will not be voted at the special meeting.

Q.     If my shares are held in “Street Name” by my broker, will my broker vote my shares for me?

A.	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.     What do I need to do now?

A.	After reading this document carefully, please vote your shares. You can do this by completing and mailing your signed proxy card in the enclosed return envelope. Please do this as soon as possible so that your shares can be voted at the special meeting. You may also vote your shares by attending the special meeting.

Q.     Can I change my vote after I have mailed my signed proxy card?

A.	Yes, you can change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.     Do I need to attend the special meeting in person?

A.	No. Although you are welcome to attend, it is not necessary for you to attend the special meeting in order to vote your shares.

Q.     Where can I find more information about Allied Waste?

A.	We file reports and other information with the Securities and Exchange Commission. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and at our website at http://www.alliedwaste.com. You may also obtain documents incorporated by reference into this proxy statement from us. See “Incorporation of Certain Documents by Reference” below.

Q.     Who can help answer my questions?

A.	If you have questions about the special meeting, the proposal after reading this proxy statement, or require assistance voting your shares you can call D. F. King and Co., Inc., who is assisting us, toll-free at 1-800-549-6746.

FORWARD-LOOKING STATEMENTS

      This proxy statement and the documents we are incorporating by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend these forward-looking statements to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigated Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, and statements regarding future performance. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such benefits from acquisitions, divestitures or financings made by or to be made by us, or projections involving anticipated revenues, internal growth rates, earnings, levels of capital expenditures or other aspects of operating results. These forward-looking statements also include information relating to the anticipated benefits of the proposed exchange of shares of common stock for shares of Series A Preferred Stock. Additionally, they include statements using words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

      All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could materially affect the results of our operations and whether forward-looking statements made by us ultimately prove to be accurate. Consequently, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2002, including risk factors detailed in Management’s Discussion and Analysis, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, which describe many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K, Forms 10-Q, and Forms 8-K are on file with the Securities and Exchange Commission. Copies of these documents are available through our website at www.alliedwaste.com or without charge upon written request to: Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attention: Investor Relations.

      These factors and others could cause actual results to differ materially from those set forth in the forward-looking statements. Stockholders and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

      The forward-looking statements made in this proxy statement are only made as of the date of this proxy statement and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances, changes in assumptions or changes in other factors affecting these forward-looking statements.

OUTSTANDING VOTING SECURITIES

      As of October      , 2003, the record date (the “Record Date”) for the determination of stockholders entitled to vote at the special meeting, there were issued, outstanding and entitled to vote                     shares of the common stock, par value $.01 per share, each entitled to one vote, and 1,000,000 shares of Series A Preferred Stock, par value $0.10 per share, entitled to an aggregate of                     votes.

Required Vote

      The presence at the special meeting, in person or by proxy, of holders of shares of common stock and Series A Preferred Stock entitled to cast a majority of the votes which may be cast by all shares of common stock and Series A Preferred Stock entitled to vote at the meeting will constitute a quorum.

      Approval of the proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of Common Stock and Series A Preferred Stock, voting together as a single class, at a meeting, assuming the presence of a quorum. The holders of the Series A Preferred Stock have agreed to vote the                      shares of common stock and 1,000,000 shares of Series A Preferred Stock they own, representing approximately           % of the votes entitled to be cast at the special meeting in favor of the proposal. It is the intention of these holders, our directors, and our executive officers, who collectively own securities representing approximately           % of the votes entitled to be cast at the special meeting, to vote all of their shares in favor of this proposal.

PURPOSE OF THE MEETING

      The only purpose of the special meeting is for our stockholders to consider and act upon the proposal to approve the issuance of shares of our common stock in exchange for shares of Series A Preferred Stock pursuant to the Exchange Agreement between the Company and holders of the Series A Preferred Stock.

      It is currently anticipated that 110,500,000 shares of our common stock will be exchanged for all 1,000,000 shares of the Series A Preferred Stock. However, under the terms of the Exchange Agreement, it is possible for certain holders of the preferred stock to elect not to close if the conditions to their obligations are not satisfied. If some holders waive conditions and others do not, we may choose to exchange common stock at the rate of 110.5 shares for each share of Series A Preferred Stock with those holders willing to complete the exchange even though all of the preferred stock would not be exchanged. In this unlikely event, we currently intend to complete the exchange only if at least the 790,000 shares of Series A Preferred Stock owned by the affiliates of, and persons related to, Apollo Advisors II, L.P. or Blackstone Capital Partners II Merchant Banking Fund L.P. (collectively, the “Apollo/ Blackstone Investors”) are to be exchanged. This would involve the issuance of at least 87,295,000 shares of our common stock. If significantly fewer shares were exchanged, we believe the benefits of the transaction would not be fully realized. Your vote in favor will approve the issuance of common stock in exchange for at least 790,000 shares of Series A Preferred Stock and up to all 1,000,000 of those shares.

      At the special meeting, stockholders will be asked to consider and vote upon this exchange. The Board of Directors and the Special Committee recommend that stockholders vote FOR the proposal. (Directors with a conflict of interest abstain from this recommendation.)

Why Stockholder Approval is Being Sought

      Under Delaware law and our certificate of incorporation, we are not required to obtain stockholder approval for the issuance of shares of common stock in exchange for shares of the Series A Preferred Stock. However, the outstanding shares of common stock are listed on the New York Stock Exchange, Inc. (the “NYSE”) and the shareholder approval policy of the NYSE requires us to obtain stockholder approval of the issuance of shares of common stock in exchange for shares of the Series A Preferred Stock.

      The rules of the NYSE generally require the approval of shares representing a majority of the votes cast (assuming the presence of a quorum) for the issuance of shares of common stock (or securities convertible into or exercisable for common stock) under certain circumstances, including if the issuance:

•	will result in a change of control of the Company,

•	involves a transaction or series of transactions resulting in the issuance of shares having 20 percent or more of the voting power outstanding before the issuance or a number of shares equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of securities (however, stockholder approval is not required for an issuance involving any public offering for cash or any bona fide private financing involving a sale of common stock for cash at a price at least as great as each of the book and market value of the common stock or involving the sale of securities convertible into or exercisable for common stock for cash if the conversion or exercise price is at least as great as each of the book and market value of the common stock),

•	is in connection with a new stock option or purchase plan or any other arrangement pursuant to which officers or directors may acquire stock, subject to a number of exceptions, including pursuant to a broadly based plan, where options or shares are issued as an inducement to entering into an employment contract, or pursuant to certain plans limiting issuance of shares to a single officer or director to no more than one percent, or

•	is to a director, officer or certain substantial security holders of the company (generally, a holder of five percent or more of the voting or common stock) or any of their affiliates and involves more than one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance.

      The proposed exchange of our common stock for shares of Series A Preferred Stock involves the issuance of more than 20 percent of the currently outstanding common stock and also involves the issuance of more than one percent of our common stock to parties affiliated with certain of our directors and who are substantial security holders. The Apollo/ Blackstone Investors own more than five percent of our common stock and have representatives on our board. Therefore, the rules of the NYSE require stockholder approval for the proposed exchange.

      Issuance of common stock or securities convertible into or exercisable for common stock in contravention of the NYSE shareholder approval policy would permit the NYSE to seek delisting of the shares of common stock. Accordingly, we are seeking stockholder approval. If stockholder approval is not obtained, the Series A Preferred Stock will not be exchanged into shares of common stock. Instead, the Series A Preferred Stock will remain outstanding and will continue to be convertible into shares of our common stock under the current terms of the Series A Preferred Stock.

      The rules and regulations of the NYSE require approval by a majority of the votes cast by holders of shares of common stock and Series A Preferred Stock on the proposal to approve the issuance of common stock upon the exchange of the Series A Preferred Stock, provided that the total vote cast on the proposal represents over 50% of the voting power of all shares of Common Stock and Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock, including the Apollo/ Blackstone Investors, have agreed to vote the                      shares of common stock and 1,000,000 shares of Series A Preferred Stock they own, representing approximately           % of the voting power of securities entitled to vote at the special meeting, in favor of this proposal.

THE BOARD AND SPECIAL COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK IN EXCHANGE FOR THE SERIES A PREFERRED STOCK. (Directors with a conflict of interest abstain from this recommendation.)

SPECIAL CONSIDERATIONS

      In considering the proposal, you should be aware of certain negative effects of completion of the exchange of our common stock for the shares of Series A Preferred Stock.

•	Dilution in earnings per share: The issuance of our common stock may be dilutive in future periods to our earnings per share calculated in accordance with generally accepted accounting principles (“GAAP”) depending upon actual earnings achieved. See the section entitled “Pro Forma Financial Data” for information relating to the impact on our earnings per share from continuing operations for each of the year ended December 31, 2002 and the six months ended June 30, 2003 assuming the exchange had been completed at the beginning of 2002. In addition, the financial advisor to the Special Committee prepared pro forma analyses of the impact of the exchange on projected GAAP fully diluted earnings per share from continuing operations estimates. These analyses indicated that the exchange would be accretive to the holders of common stock on a GAAP fully diluted earnings per share from continuing operations basis in each of the years 2004 through 2006 and dilutive in each of the years 2007 through 2009 as compared to a scenario in which no exchange or conversion of the Series A Preferred Stock occurs. If the exchange is compared to a scenario in which it is assumed that the Series A Preferred Stock converted to common stock on July 29, 2003 at a conversion price of $18 per common share, then the exchange would be dilutive to holders of common stock on a GAAP fully diluted earnings per share from continuing operations basis in all of the years 2004 through 2009. See “View of Special Committee’s Financial Advisor”.

•	Dilution of ownership and voting power of holders of common stock: As of the record date, the shares of Series A Preferred Stock represented approximately % of the voting power of all shares entitled to vote on the election of directors and other matters submitted to holders of common stock. The 110.5 million shares of common stock proposed to be issued in the exchange will represent approximately % of that voting power (after giving effect to the exchange). Similarly, the Series A Preferred Stock was entitled to convert into approximately % of our shares of common stock (after giving effect to conversion) and would be converted into approximately % of our common stock pursuant to the exchange. Consequently, the exchange will result in an immediate dilution of the voting power and ownership interest of the holders of common stock.

•	One time non-cash conversion charge: As more fully set forth in “Pro Forma Financial Data”, we are required under GAAP to treat the market value of the common stock issued to the holders of the Series A Preferred Stock in the exchange in excess of the shares which would have been issued upon conversion of the Series A Preferred Stock at its $18 per share conversion price as a non-cash conversion charge which is a reduction to net income available to common shareholders and an increase in paid in capital. The exact amount of this adjustment will depend upon our stock price on the date all conditions to the exchange have been satisfied. Based on assumed common stock prices per share of $10 and $14 as of that date and certain other assumptions set forth in “Pro Forma Financial Data” the non-cash reduction to net income available to common shareholders would be approximately $385.8 million and $540.1 million, respectively. This amount will have no effect on total stockholders’ equity because offsetting amounts are recorded to additional paid in capital.

BACKGROUND

1999 Issuance of Series A Preferred Stock

      At the time we completed our acquisition of Browning-Ferris Industries, Inc. (“BFI”) in July 1999, we sold 1,000,000 shares of the Series A Preferred Stock for $1 billion in cash. This $1 billion was used to help finance the acquisition of BFI for cash. The purchasers of the Series A Preferred Stock were investors led by the Apollo/ Blackstone Investors.

Terms of Series A Preferred Stock

      The terms of the Series A Preferred Stock and related agreements resulted from negotiations between representatives of the purchasers of the Series A Preferred Stock, on the one hand, and members of our Board of Directors who did not have a relationship or financial interest in the purchasers (“Disinterested Directors”) and the advisors and representatives of the Disinterested Directors, on the other hand. The Disinterested Directors were advised by independent legal and financial advisors. In connection with their approval of these matters, the Disinterested Directors were fully aware of the material facts relating to the interests of the designees of the Apollo/ Blackstone Investors on the Board of Directors in these matters. The Disinterested Directors separately discussed and approved these matters and the Disinterested Directors concluded that the transactions were fair to the company. (In connection with their deliberations in 1999, the Disinterested Directors received an opinion to the effect that the sale of the Series A Preferred Stock was fair from a financial point of view to the Company from their independent financial advisor.)

      A summary of the terms of the Series A Preferred Stock follows:

•	Par value: Each share has a par value of $.10 per share.

•	Ranking: Shares have a preference with respect to dividend payments and distributions upon our voluntary or involuntary liquidation senior, prior and superior to all other shares of our capital stock, including, but not limited to, shares of common stock or any other series of our preferred stock.

•	Dividends: Shares entitle holders to cumulative quarterly dividends in an amount equal to the greater of (i) the dividends payable on the shares of common stock or junior preferred stock then issuable upon the assumed conversion of Series A Preferred Stock and (ii) 6.5% per annum of the sum of the liquidation preference of the shares plus accrued but unpaid dividends for prior quarters provided; however, that the rate for dividends accruing after July 30, 2004 which are not paid in cash and dividends accruing after July 30, 2009 shall be 12% per annum. Cash dividends are payable only if, as and when declared by our Board of Directors. If dividends are not paid in cash, then the liquidation preference of the Series A Preferred Stock increases as described below.

•	Liquidation preference: Shares have an initial liquidation preference of $1,000 per share and the liquidation preference increases by accrued and unpaid dividends; shares are entitled to receive upon any liquidation, dissolution or other winding-up of the company, before any distribution or payment is made to holders of any other classes of stock, the greater of (i) the liquidation preference, plus dividends accrued with respect to the period from the most recent dividend payment date through and excluding the date of determination, and (ii) the amount that would be payable to holders of such shares if they had converted all their shares into common stock immediately prior to the liquidation, dissolution or other winding-up.

•	Voting: In addition to any voting rights provided by law, shares have the number of votes equal to the number of shares of common stock issuable upon conversion of such shares. The shares vote on all matters submitted to stockholders, vote together with all such stockholders as one class, vote as a separate class with respect to amendments to our Certificate of Incorporation that adversely affect the rights of the Series A Preferred Stock and for the election of the number of directors that the Apollo/ Blackstone Investors are then entitled to elect under the terms of the Shareholders Agreement (as described below).

•	Redemption: Shares may be redeemed in whole but not in part by us, at any time on or after July 30, 2004 (or, on or after July 30, 2002, upon at least 30 days’ notice, if the average closing price of the common stock for the thirty consecutive trading days preceding the redemption exceeds 150% of the conversion price then in effect, which would currently require an average common stock price of $27 based upon the current conversion price of $18 per share).

•	Change of control: Shares may be sold back to the company, at the holder’s option, at 101% of liquidation preference plus accrued but unpaid dividends following a change of control of the company. A change of control is defined as (a) a person or group beneficially owning 50% or more of the total voting power of all of our outstanding voting stock (other than the Apollo/ Blackstone Investors or their affiliates), (b) a majority of our Board of Directors being comprised of persons (other than nominees of the Apollo/ Blackstone Investors or their affiliates) neither nominated nor appointed by the Board of Directors, (c) Allied Waste North America, Inc. ceasing to be our subsidiary unless we otherwise directly or indirectly own substantially all of its assets or (d) the sale, transfer or lease by the Company (on a consolidated basis) or Allied Waste North America (on a consolidated basis) of all or substantially all of its assets unless the assets continue to be owned directly or indirectly by the Company.

•	Conversion rights: Shares are convertible at the option of the holders into the number of shares of common stock obtained by dividing the liquidation preference plus accrued but unpaid dividends by $18.00, subject to customary anti-dilution provisions.

1999 Agreements with Holders of Preferred

      As part of the sale of the Series A Preferred Stock in 1999, we granted the purchasers and the Apollo/ Blackstone Investors certain registration rights in respect of common stock and Series A Preferred Stock, in addition to the rights the Apollo/ Blackstone Investors had before the sale. These rights permit the purchasers and the Apollo/ Blackstone Investors to demand the registration of their shares of common stock and Series A Preferred Stock under the federal securities laws and to have these securities included in certain other registration statements that we file. In addition, upon completion of the sale of the Series A Preferred Stock, certain amendments to the previously existing Shareholders Agreement became effective. Among other things, these amendments provide that the Apollo/ Blackstone Investors are entitled to designate five directors on our Board of Directors out of a maximum of 13 directors (as compared to the previous four designees out of a maximum of 11 directors), subject to decrease if the Apollo/ Blackstone Investors decrease their stock ownership by specified percentages or if we dilute their ownership below certain levels (the Apollo/ Blackstone Investors shall lose the right to elect one director for each reduction of 20% of the number of shares they own and if issuance by us reduce their ownership to 9% or less of the voting power then they will be entitled to no more than three board designees); and that the voting and standstill provisions of the Shareholders Agreement apply to the Series A Preferred Stock and any shares of common stock issued upon conversion of the Series A Preferred Stock and shall last until July 30, 2009 (subject to earlier termination under certain circumstances set forth in the current terms of the Shareholders Agreement). See “Agreement With Certain Stockholders”.

      This proxy statement contains a summary of the material terms of the Series A Preferred Stock and the amended Shareholders Agreement and registration rights agreement with the holders of the preferred stock.

Recent Events

      During mid-2002, the Company evaluated possible means of exchanging common stock for the Series A Preferred Stock. At that time, a special committee of non-management and disinterested directors was formed for the purpose of analyzing the feasibility and the possible benefits and disadvantages of an exchange, as well as of various financing alternatives available to the Company. This committee retained Goldman, Sachs & Co. (“Goldman Sachs”) as its independent financial advisor. At that time, the committee concluded that an exchange would not be feasible on terms which would be in the interests of the holders of our common stock in light of the then market price of our common stock, interest rate levels and the anticipated benefits of pursuing the Company’s Financing Plan (as described in our Annual Report on Form 10-K for the year ended December 31, 2002).

      Following the committee’s determination not to pursue a transaction involving the Series A Preferred Stock, we pursued our Financing Plan. In furtherance of this plan, we refinanced our credit facility in early 2003 and issued debt and equity securities. Specifically, we completed the:

•	refinancing of our 1999 Credit Facility consisting of a $1.5 billion revolving credit facility due 2008, with $1.2 billion term loan due 2010 and a $200 million institutional letter of credit facility. In addition, the 2003 Credit Facility allows us to establish an incremental term loan in an amount up to $250 million and an additional institutional letter of credit facility in an amount up to $500 million;

•	issuance of 12,048,193 shares of common stock for net proceeds of approximately $94 million;

•	issuance of 6.9 million shares of 6 1/4% 3-year Series C Mandatory Convertible Preferred Stock at $50 per share for net proceeds of approximately $333 million;

•	issuance of $450 million of 7.875% senior notes due 2013 for net proceeds of approximately $440 million; and

•	issuance of approximately $150 million of receivables secured loan under an on-balance sheet accounts receivable securitization program.

      The completion of these transactions decreased our debt maturities for the next 5 years by over $2 billion and increased available liquidity by approximately $400 million. The proceeds from the transactions were used to repay the 1999 Credit Facility.

      In July 2003, in light of the recent improvement in the market price of our common stock, we began active consideration of an exchange of shares of our common stock for shares of the Series A Preferred Stock. The Special Committee consisting of non-management and disinterested directors was created to evaluate a possible transaction and to control all negotiations with the holders of the Series A Preferred Stock. The objective of the Special Committee was to determine if a transaction was in the interests of the holders of common stock and, if so, to achieve terms which could have been reasonably expected to be achieved in an arm’s-length negotiation with an unaffiliated third party. The Special Committee is comprised of Warren

Rudman, Dennis Hendrix, Robert Agate, Lawrence Jackson, James Crownover and Nolan Lehman. The Special Committee retained Goldman Sachs as its independent financial advisor.

      Preliminary discussions with representatives of the Apollo/ Blackstone Investors suggested that a transaction might be possible in which the Series A Preferred Stock, valued at its accreted liquidation preference value, would be exchanged for common stock valued at the current market price.

      On July 28, 2003, the Special Committee met with its legal and independent financial advisors to consider whether an exchange should be pursued. The Special Committee and its advisors met with members of our management and the Company’s financial advisor, UBS Securities LLC. Following a consideration of many of the factors described under “Reasons for the Recommendation of the Special Committee and the Board of Directors”, the Special Committee authorized its representatives to seek to negotiate the financial and other terms of the exchange and to report back to the Special Committee.

      From July 28, 2003 through July 30, 2003, negotiations with the holders of the Series A Preferred Stock took place. During this time, the principal financial and other terms of the exchange were negotiated. As a result of the negotiations, the Series A Preferred Stock was valued at its approximate accreted liquidation preference as of July 31, 2003, with no increases in value to reflect accretion in the liquidation preference from July 31, 2003 until the closing of the exchange. The number of shares of common stock to be issued was based upon the average closing price of the stock over various periods and the number of shares was rounded to 110.5 common shares per share of Series A Preferred Stock without agreement on any specific valuation period for the common stock. As part of the negotiation of and agreement upon the exchange ratio, the request of the holders of the Series A Preferred Stock for a “collar”, which would have increased the number of shares of common stock issuable if the market price of our common stock fell below $11.72 per share, was rejected. The negotiations also included the Special Committee’s request that certain restrictions be placed on the disposition of the common stock issued in the exchange and the preferred holders’ request for the provision of additional registration rights to the holders of the Series A Preferred Stock, and the maintenance of the existing arrangements relating to board representation. The exchange and other agreements also were negotiated during this time.

      On July 30, 2003, a meeting of the Special Committee was held. At this meeting, the Special Committee received reports on the negotiations, including a proposed exchange rate of 110.5 shares of common stock for each share of Series A Preferred Stock, the terms of the exchange agreement, supplementary shareholder and registration rights agreements with the preferred holders, as well as a presentation from Goldman Sachs (which is described under “View of Financial Advisor”). The Special Committee concluded that the exchange was on terms that could have been reasonably expected to be achieved in an arm’s-length negotiation with an unaffiliated third party and in the best interests of the Company and holders of common stock.

      After the Special Committee meeting, a meeting of our Board of Directors was held. At this meeting, the Special Committee recommended that the Board approve the exchange. The Board approved the exchange and determined that the exchange was on terms that could have been reasonably expected to be achieved in an arm’s-length negotiation with an unaffiliated third party and in the best interests of the Company and the holders of our common stock. (Certain directors who are affiliated with the Apollo/ Blackstone Investors abstained because of their affiliation with holders of the Series A Preferred Stock.)

      The written agreements relating to the exchange were finalized on July 31, 2003. The Company announced that it had entered into the exchange agreement after the close of trading on the NYSE on July 31, 2003.

      On August 25, 2003, we announced that we successfully completed an amendment to our 2003 Credit Facility permitting the proposed exchange transaction and, in addition, providing increased financial flexibility to the Company over the term of the 2003 Credit Facility. Additionally, we funded a new $250 million Term Loan C under the 2003 Credit Facility. The use of proceeds under the 2003 Credit Facility allows the Company to retire outstanding senior subordinated indebtedness of the Company through optional redemption, public tender offer or open market repurchase.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL

COMMITTEE AND THE BOARD OF DIRECTORS

      The Special Committee and the Board of Directors recommend that stockholders vote to approve the issuance of our common stock in exchange for the Series A Preferred Stock. (The designees of the Apollo/ Blackstone Investors abstain from all references to the Board’s recommendation or beliefs in this section because of their conflict of interest. This conflict of interest exists because of the ownership of Series A Preferred Stock by the Apollo/ Blackstone Investors or their affiliates and related persons. The members of our Board designated by the Apollo/ Blackstone Investors are Messrs. Black, Gross, Hill, Lipson and Ressler.)

      In the course of reaching its decision to recommend the exchange, the Special Committee consulted with management as well as with its outside legal counsel and its independent financial advisor. The following are the material reasons for the recommendation of the Special Committee and its determination that the exchange is fair and in the best interests of the Company and the holders of our common stock:

•	Improved cash flow over time: By eliminating the Series A Preferred Stock, we expect that approximately $90 million in cash per year (and approximately $450 million in cash over the expected term of the Series A Preferred Stock) which otherwise would have been used to pay cash dividends on the preferred stock from July, 2004 through July, 2009 will now be available for other purposes, including debt reduction (as noted below, if we do not pay cash dividends on the preferred stock after July, 2004 at the rate of 6.5%, the liquidation preference of the preferred stock will accrete at a 12% rate, which would be dilutive to the holders of our common stock);

•	Improvement in our credit profile: As a result of an improvement in our cash flow we should be able to accelerate repayment of our debt. The accelerated reduction in debt from eliminating the annual payment of $90 million of dividends, along with the elimination of uncertainty as to whether the Series A Preferred Stock might be redeemed for cash through the incurrence of debt, is expected to more quickly improve our credit ratios over time. The improvement in credit ratios is expected to be viewed favorably by the rating agencies;

•	Reduced borrowing costs: Accelerated debt reduction should permit us to lower our borrowing costs and, therefore, result in reduced interest expense, additional savings of cash and further accelerate debt repayment;

•	Elimination of possibility of 12% accretion on preferred: After July 30, 2004, the rate at which the liquidation preference of the preferred stock grows may increase to 12%, increasing the annual dividend expense initially from approximately $90 million to $180 million, which would be dilutive to the holders of our common stock. Under our credit agreement, we are only permitted to pay $75 million of cumulative cash dividends on the Series A Preferred Stock if our leverage ratio is in excess of 4.0x;

•	Elimination of uncertainty regarding refinancing of the Series A Preferred Stock: We believe that the incentive not to pay cash dividends on the Series A Preferred Stock and the possibility of a 12% accretion in the securities’ liquidation preference has resulted in a general expectation in the debt and stock markets that we might redeem the preferred stock through the issuance of debt or equity securities and that we might complete this redemption at a time when our stock price or borrowing costs are not attractive and that this possibility has affected both our common stock price and our debt rating and/or trading levels. We believe that eliminating this overhang will, over time, improve investors’ perception of the value of our securities;

•	Exchange ratio based on fair market value with no premium to market price or accreted value: The Special Committee, after consultation with its independent financial advisor and the Company’s management, and after consideration of the presentation described in “View of the Special Committee’s Financial Advisor”, determined that a reasonable estimate of the fair market value of the Series A Preferred Stock on July 30, 2003 was its accreted liquidation value of approximately $1.295 billion and recognized that the exchange ratio of 110.5 shares of common stock per preferred share implied a value of approximately $11.72 per share of common stock on that date. Consequently, the Special

Committee views the exchange ratio as reflecting on that date fair value for both the preferred and common stock.

The implied value of approximately $11.72 per share of common stock compared favorably to the 30-day average closing price of approximately $11.20 per share, the 20-day average of approximately $11.58 per share and was not significantly different from the 10-day average of approximately $12.18 per share and the July 29, 2003 closing price of $12.00 per share. The implied value of approximately $11.72 per share of common stock was close to our recent 12 month highest closing price of $12.55 per share. The exchange has been fixed at 110.5 million shares of common stock for all of the Series A Preferred Stock under the exchange agreement and is not subject to change without the consent of the Company and the preferred holders;

•	Further alignment of interests of stockholders: The holders of the Series A Preferred Stock, by becoming holders of common stock only, will lose the benefits of holding a security senior to our common stock which pays dividends or has an increasing liquidation preference and, as a result, their interests after the exchange will be aligned with those of other holders of common stock;

•	Elimination of dividend priority: The holders of the Series A Preferred Stock have a priority on dividends declared over our common shareholders. We currently have certain restrictions and limitations under our credit agreement and other debt agreements on our ability to pay dividends, however, the Special Committee believes that the elimination of the senior priority for dividends over a common stock dividend has the potential to enhance common stockholder value in the future;

•	View of independent financial advisor: The Special Committee considered the presentation by its independent financial advisor, Goldman Sachs, and its oral advice, subsequently confirmed in writing as of July 31, 2003, to the effect that, as of such date, the exchange ratio of an aggregate of 110,500,000 shares of our common stock for an aggregate of 1,000,000 shares of Series A Preferred Stock falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party.

Prior to the Special Committee’s engagement of Goldman Sachs as its financial advisor, it was advised that Goldman Sachs generally does not render “fairness opinions” in connection with a transaction of this type. Goldman Sachs did, however, indicate its willingness to express its view as to whether the value paid in a transaction was within the range of values expected to be paid in an arm’s-length transaction. The Special Committee believes that the meaning of fairness in a transaction is that the financial terms are within the range of values that could be agreed upon by reasonable unaffiliated parties in an arm’s-length transaction. Accordingly, in the context of the exchange, the Special Committee believes a fair exchange ratio is an exchange ratio which is within the range of exchange ratios which could be negotiated by unaffiliated parties in an arm’s-length transaction. Based upon its understanding of the meaning of “fairness” relevant to the exchange, the Special Committee believes the letter delivered by Goldman Sachs expresses a view which is substantively equivalent to the opinion expressed in a “fairness opinion”.

In considering the presentation of Goldman Sachs, the Special Committee noted that Goldman Sachs performed three different valuation analyses of the Series A Preferred Stock which indicated valuation ranges for the Series A Preferred Stock of between $1.295 billion to $1.381 billion under an accreted value analysis, of between $1.279 billion to $1.522 billion under a theoretical value analysis, and of between $1.163 billion to $1.428 billion under a discounted future value analysis. Using a $12 per share common stock price, these valuation ranges implied an exchange of between 108 million and 115 million shares of common stock under the accreted value analysis, of between 107 million and 127 million shares under the theoretical value analysis, and of between 97 million and 119 million shares under the discounted future value analysis. Because the exchange ratio of 110.5 million shares of common stock is well within each of these ranges, the Special Committee believes that each of these analyses supports the conclusion of the Special Committee that the exchange is fair. As noted below, Goldman Sachs also performed analyses of the impact of the exchange on our earnings per share for each of the years 2004 through 2009. These accretion/dilution analyses are discussed with certain other negative factors below. The Special Committee believes that the Goldman Sachs presentation should be considered as a whole. After considering the results of all of the analyses of Goldman Sachs, the Special Committee concluded that the analyses and view of Goldman Sachs were supportive of the Special Committee’s conclusion that the exchange is fair.

In connection with the analyses performed by Goldman Sachs, Goldman Sachs requested that the Company’s management provide certain estimates of possible future performance of the Company. These estimates included GAAP earnings per share estimates and estimates of future dividend payments on the Series A Preferred Stock. Representatives of management described these estimates to the Special Committee. These estimates assumed that the Series A Preferred Stock would continue to accrete liquidation preference at 6.5% until July 30, 2004, would be paid cash dividends at 6.5% for periods from August 2004 through March 2005, accrete liquidation preference at 12.0% from April 2005 through September 2006, and thereafter would pay cash dividends at 6.5%. Management advised the Special Committee that the assumed dividend payments reflects provisions under the Company’s credit agreement to pay cash dividends as of July 2003 and did not anticipate any other plans which might subsequently be formulated by the Company in order to avoid a 12% accrual rate on the Series A Preferred Stock. The GAAP fully diluted earnings per share from continuing operations estimates provided to Goldman Sachs for the years 2004 through 2009 were $0.73, $0.64, $0.81 $1.15, $1.35, and $1.59, respectively. In addition, the 2004 fully diluted earnings per share from continuing operations of $0.71 was provided to Goldman Sachs, which adjusted the GAAP fully diluted earnings per share to remove the impact of the mark to market on interest rate swap contracts. Management cautioned that these estimates were not necessarily indicative of future actual results because of the inherent difficulties of attempting to anticipate long-term economic and industry conditions. In addition, these estimates do not reflect the effects of any other future transactions, including the expected benefits from debt reduction or the exchange of our common stock for the Series A Preferred Stock. Consequently, the Special Committee was advised that these estimates were inherently subject to unknown future events and uncertainties, and, in any event, would not necessarily be indicative of the Company’s prospects after the exchange is completed.

The Company estimates were not prepared with a view to public disclosure or compliance with published guidelines established by the SEC or the American Institute of Certified Public Accountants regarding projections. The Company estimates are included in this proxy statement solely because such information was provided to Goldman Sachs in connection with its analyses. These estimates should not be relied upon as necessarily indicative of the Company’s business plan or its growth objectives. The Company prepared these estimates, however, none of the Company, Goldman Sachs, or the Company’s independent auditors assume any responsibility for the accuracy of such information. In addition, because the Company results are inherently subject to significant economic and competitive uncertainties and contingencies beyond the Company’s control, there can be no assurance that the Company estimates will be realized; actual results may be higher or lower than those estimated. See “Forward-Looking Statements.” PricewaterhouseCoopers LLP (“PWC”) has neither examined nor compiled the estimates of possible future performance provided to Goldman Sachs and, accordingly, PWC does not express an opinion or any other form of assurance with respect thereto. The PWC report incorporated by reference in this proxy relates to the Company’s historical financial information. It does not extend to the estimates of possible future performance provided to Goldman Sachs and should not be read to do so. The Company estimates do not give effect to the exchange or any of the possible benefits of the exchange. See “Pro Forma Financial Data” and “Reasons For the Recommendation of the Special Committee and the Board of Directors”. The Company does not intend to update or otherwise revise these estimates; and

•	Shareholders agreement: The shares acquired in the exchange will be subject to our shareholders agreement. The shareholders agreement restricts the ability of the holders of the shares received in the exchange to take certain actions to control or influence the Company, our Board of Directors, our management and our policies. Therefore, the Special Committee believes the exchange should not create issues relating to a change of control of the Company.

In considering the exchange, the Special Committee also evaluated the following potential negative factors associated with the exchange:

•	Dilution of common stock: The issuance of our common stock may be dilutive in future periods to our earnings per share depending on actual earnings achieved. The financial advisor to the Special Committee prepared pro forma analyses of the impact of the exchange on projected GAAP fully

13

diluted earnings per share estimates. These analyses indicated that the exchange would be accretive to the holders of common stock on a GAAP fully diluted earnings per share from continuing operations basis in each of the years 2004 through 2006 and dilutive in each of the years 2007 through 2009 as compared to a scenario in which no exchange or conversion of the Series A Preferred Stock occurs. If the exchange is compared to a scenario in which it is assumed that the Series A Preferred Stock converted to common stock on July 29, 2003 at a conversion price of $18 per common share, then the exchange would be dilutive to holders of common stock on a GAAP fully diluted per share basis in all of the years 2004 through 2009. See “View of Special Committee’s Financial Advisor”; As described in “Special Considerations”, the exchange also will result in an immediate dilution of the ownership interest and voting power of the holders of common stock.

•	One-time non-cash conversion charge: In connection with the exchange, we anticipate a non-cash reduction to net income available to common stockholders, which will have no effect on total stockholders’ equity because offsetting amounts are recorded to additional paid in capital. Due to the change in the original conversion terms, we are required under generally accepted accounting principles (“GAAP”) to quantify the accounting effect of the change in conversion terms and reduce net income available to common shareholders by the corresponding conversion charge. The market value of the shares of our common stock issued in excess of the shares of common stock that the holders of the Series A Preferred Stock could have converted into under the original terms of the Series A Preferred Stock will be recorded as a non-cash reduction to net income available to common shareholders on the date all conditions for closing have been met. The exact amount of this non-cash reduction to net income available to common shareholders will not be known until all conditions for closing have been met; however, we expect the amount to be material. Based on certain assumptions, the amount of this one time non-cash reduction could be between $385.8 million and $540.1 million, although the actual amount may be outside this range. See “Pro Forma Financial Data” below for additional discussion;

•	Conflicts of interest: The Special Committee was aware of the conflict of interests of the designees of the Apollo/ Blackstone Investors to the Board and believes that the process of using the Special Committee effectively removed this issue; in addition, the Special Committee did not view the increased voting power of the holders of the preferred stock resulting from the exchange and supplementary shareholder agreement and the holders agreement to vote their shares in accordance with the existing shareholders agreement (including for the Board’s nominees for election as directors) as a significant change from the current situation and, therefore, was not a cause for concern;

•	Market overhang: Because there is no established trading market for the Series A Preferred Stock, it might have been difficult for the holders of the Series A Preferred Stock to offer their shares to the public without first converting the shares into common stock and this conversion was unlikely when the market price of our common stock was significantly below the $18 conversion price of the preferred stock; however, the exchange accelerates the timing of when these holders will own only common stock and when they more easily could be able to sell their shares (the Special Committee addressed this concern by negotiating a prohibition on the sale of the newly acquired shares of common stock for one year); and

•	Consent or waiver required from lenders: Under our 2003 Credit Facility, we are required to obtain a consent or waiver from our lenders to complete the exchange transaction; this consent has been obtained;

      This discussion summarizes the material factors considered by the Special Committee, including factors that support as well as weigh against the exchange. In view of the variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to the specified factors considered in reaching its determination. The determination to recommend the exchange was made after consideration of all of these factors as a whole. In addition, individual directors may have given different weights to different factors.

      The recommendation of the Board of Directors was based on the recommendation of the Special Committee and the factors considered by the Special Committee.

VIEW OF THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR

      Goldman Sachs expressed its view, subsequently confirmed in writing as of July 31, 2003, to the Special Committee that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of an aggregate of 110,500,000 shares of common stock for an aggregate of 1,000,000 outstanding shares of Series A Preferred Stock pursuant to the exchange agreement falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party.

      The full text of the written letter expressing the view of Goldman Sachs, dated July 31, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection therewith, is attached as Appendix A. Stockholders should read the letter in its entirety. Goldman Sachs provided its letter for the information and assistance of the Special Committee in connection with its consideration of certain financial aspects of the transaction contemplated by the exchange agreement. Goldman Sachs’ letter is not a recommendation as to how any holder of common stock should vote with respect to the transaction. In addition, Goldman Sachs’ letter does not express any view or prediction as to the actual results or effects, financial or otherwise, on the Company or its stockholders of the completion of the transaction contemplated by the exchange agreement or as to the results or effects, financial or otherwise, of any transaction that might be undertaken in lieu of such an exchange or of any determination to not undertake any such transaction (contemplated or otherwise).

      In connection with rendering the letter expressing its view described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the exchange agreement;

•	the Company’s Annual Reports to stockholders and Annual Reports on Form 10-K for the five years ended December 31, 2002;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders; and

•	certain internal financial analyses and forecasts for the Company prepared by its management.

      Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the transaction contemplated by the exchange agreement and the past and current business operations, financial condition, and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company’s common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the letter described above. In that regard, Goldman Sachs assumed with the consent of the Company that certain internal financial analyses and forecasts for the Company prepared by its management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities, if any) of the Company or any of its subsidiaries. No evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries was furnished to Goldman Sachs. Goldman Sachs’ letter does not address the relative merits of the transaction contemplated by the exchange agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the exchange agreement. In addition, the Goldman Sachs letter does not express any view as to the prices at which common stock of the Company will trade at any time.

      The following is a summary of the material financial analyses performed by Goldman Sachs in connection with rendering the letter expressing its view described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 29, 2003 and is not necessarily indicative of current market conditions.

      In connection with rendering its view that the exchange ratio for the proposed transaction falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party, Goldman Sachs performed three different valuation analyses with respect to the Series A Preferred Stock. These valuation analyses were intended to set forth ranges of estimated values of the Series A Preferred Stock, which when compared to the $12 price per share of the Company’s common stock, implied a range of exchange ratios which could be reasonably expected to be achieved in an arm’s-length transaction with an unaffiliated party. In the absence of a trading market for the Series A Preferred Stock, Goldman Sachs performed the following analyses:

•	an accreted value methodology analysis which indicates value based upon the accreted liquidation preference of the Series A Preferred Stock;

•	a theoretical value methodology analysis which considers the Series A Preferred Stock as being comprised of a subordinated note and a call option on our common stock and values each component separately based upon various assumptions set forth below; and

•	a discounted future value methodology analysis which values the future cash flows of the Series A Preferred Stock to its holders and the estimated present value of the common stock to be issued upon conversion of the Series A Preferred Stock based upon various assumptions set forth below.

      Following is a summary of the results of the three different analyses performed:

Implied Range of
	Indicated Range of	Exchange Values in
	Values for the	Shares using $12
	Series A	closing price per share
	Preferred Stock	of Common Stock

	(In billions)	(In millions)
Accreted value analysis	$1.294 - $1.381	108 - 115
Theoretical value analysis	$1.279 - $1.522	107 - 127
Discounted future value analysis	$1.163 - $1.428	97 - 119

      In addition, Goldman Sachs performed an analysis of selected companies which, among other things, sets forth ranges of multiples used in the valuation analysis. Goldman Sachs also performed a pro forma exchange analysis based on earnings per share estimates for the Company prepared by its management to determine whether the exchange was accretive or dilutive to holders of the Company’s common stock on an earnings per share basis. Each of these analyses is described below.

      Accreted Liquidation Preference Methodology Analysis. Goldman Sachs conducted an accreted liquidation preference methodology analysis as of June 30, 2003, July 31, 2003 and July 30, 2004. The analysis indicated the accreted liquidation preference that the holders of the Series A Preferred Stock would be entitled to receive as of each of these dates if the Company were to redeem the Series A Preferred Stock in cash. The analysis indicated that the amount of cash that the Series A Preferred Stock holders would be entitled to receive in the future if redeemed by the Company would be increasing due to the accretion rate of 6.5% of the Series A Preferred Stock. Assuming a common stock price of $12, the analysis also indicated that the number of shares of common stock to be issued to equal the implied accreted liquidation preference values in the future (as of the dates specified) would be between 108 and 115 million shares.

      Goldman Sachs calculated the accreted liquidation preference based on a 6.5% annual accretion rate compounded quarterly through July 30, 2004 and no cash payment of dividends. The implied number of shares of common stock underlying the accreted liquidation preference of the Series A Preferred Stock on each of these dates was calculated at a conversion price of (1) $18 per share of the Company’s common stock as per the terms of the Series A Preferred Stock, and (2) $12 per share of the Company’s common stock, which was the closing price on July 29, 2003.

      The following table presents the results of the accreted liquidation preference methodology analysis:

	As of

	30-June-2003	31-July-2003	30-July-2004

Accreted Liquidation Value (in millions)	$1,287.0	$1,295.0	$1,381.0
Common Stock Issued Upon Conversion	71.5	71.9	76.7
($18.00 Conversion Price)

At a $12.00 Common Stock Price
Total Value of Common Stock (in millions)	$858	$863	$920
Common Stock Issued at Accreted Value	107.3	107.8	115.1
Incremental Common Stock to $18.00 Conversion Price	35.8	35.9	38.4

      Theoretical Value Methodology Analysis. Goldman Sachs also conducted a theoretical value methodology analysis of the Series A Preferred Stock by calculating the aggregate value of both the bond component and the call option component of the Series A Preferred Stock.

      Goldman Sachs valued the debt component over a one-year maturity period and a six-year maturity period based upon the Company’s estimate of future dividend payments. Goldman Sachs estimated the net present value of the debt component using an estimated yield or discount rate, based on the market yield of currently traded Company senior debt, as adjusted to reflect differences in terms and maturity, ranging from: (1) 8.65% to 10.15% applied over a one-year maturity period assuming the Series A Preferred Stock is redeemed in July 2004; and (2) 10.45% to 11.95% applied over a six-year maturity period assuming the Series A Preferred Stock is redeemed in July 2009.

      Goldman Sachs estimated the value of the call option component based on (1) a volatility estimate of the Company’s common stock (based on a recent study of the 20-day moving average of its common stock) over a one to six-year period; (2) a market price of $12 per share of the Company’s common stock on July 29, 2003; (3) a conversion price of $18 per share of the Company’s common stock as per the terms of the Series A Preferred Stock; and (4) a maturity over either a one-year period or a six-year period. Goldman Sachs valued the call option component based on a standard Black-Scholes option-pricing model.

      The theoretical value methodology analysis which analyzes the Series A Preferred Stock in separate bond value and option value components over a one-year and six-year time frame, resulted in a theoretical valuation range with respect to the Series A Preferred Stock between $1,279 million and $1,522 million. At a common stock price of $12, this theoretical range implied between 107 million and 127 million shares of the Company’s common stock. The following table presents the results of the theoretical value methodology analysis (in millions, except percentages and per share amounts):

	One-Year Maturity			Six-Year Maturity

	Stock Price			Stock Price

	$12.00			$12.00

Debt Component
Market Yield on Debt Component	8.65%	—	10.15%	10.45%	—	11.95%
Net Present Value of Debt Component	$1,243	—	$1,262	$1,113	—	$1,179

Call Option Component
Volatility on Allied Waste Common Stock	40%	—	50%	40%	—	50%
Total Value of Call Options	$35	—	$63	$264	—	$343

Senior Convertible Preferred Stock Valuation
Value of Debt Component	$1,243	—	$1,262	$1,113	—	$1,179
Value of Call Option Component	$35	—	$63	$264	—	$343

Theoretical Preferred Stock Valuation	$1,279	—	$1,325	$1,376	—	$1,522

Implied Common Stock Issuable upon Conversion at $12.00	107	—	110	115	—	127

      Discounted Future Value Methodology Analysis. Goldman Sachs conducted a discounted future value methodology analysis to calculate (1) the estimated present value of the future cash flows of the Series A Preferred Stock to the holders of the Series A Preferred Stock plus (2) the estimated present value of the implied future equity value of the common stock issued upon conversion of the Series A Preferred Stock based on (x) an assumed forward price/ earnings multiple of 14.0x estimated by Goldman Sachs and (y) earnings per share projections and estimates of future dividend payments provided by the Company. Goldman Sachs calculated the present value of the implied future equity value at a 12% discount rate using the Capital Asset Pricing Model based on the sum of (1) the risk free rate of 4.40% based on a 10-year Treasury rate as of July 29, 2003, and (2) the levered beta of 1.30 based on weekly returns correlated against the S&P 500 over two years multiplied by the equity market risk premium of 5.51%, where the risk premium represents the 1928-2000 geometric mean as per Ibbotson Associates, Inc. Based on this analysis, Goldman Sachs calculated the cost of equity to be 11.56%. Goldman Sachs calculated the present value of the cash-pay coupon at a 9% discount rate, which represents a blended cost of the current 6.5% accretion rate, the 6.5% cash-pay rate as of July 2004, and the 12% accretion rate as of July 2004.

      The following table presents the results of the discounted future value methodology analysis (in millions, except per share amounts):

Accreted Liquidation Preference (31-Dec-2008)	$1,593.1
Conversion Price	$18.00

Underlying Common Stock	88.5

Assumed Stock Price (31-Dec-2008)	$22.62

Implied Future Equity Value	$2,002.3
Present Value of Implied Equity Value (12% Discount Rate)	$1,073.6
Present Value of Cash-Pay Coupon (9% Discount Rate)	243.3

Total Present Value of Series A Preferred Stock	$1,316.9

Current Common Stock Price	$12.00
Total Common Stock from Conversion	109.7

      This analysis calculated an estimated implied present value indication of the Series A Preferred Stock based on the estimated future cash payments to the holders of the Series A Preferred Stock and an estimated implied future equity value of the common stock that would be issued upon conversion of the Series A Preferred Stock in the future. The indicative future equity value of the common stock is based on the earnings per share projections and estimates of future dividends provided by the Company and assumed forward price to earnings multiples selected by Goldman Sachs based on the relative range of price-to-earnings ratios of selected companies in the North American solid waste industry. See “Selected Companies Analysis” below. The resulting implied future values indicate the amount that the holders of the Series A Preferred Stock may be reasonably expected to receive based on this analysis, discounted to the present to adjust for the time value of money.

      Goldman Sachs also performed a sensitivity analysis on the discounted future value of the Series A Preferred Stock based on a range of discount rates and future price to earnings multiples. Goldman Sachs calculated the number of shares of common stock underlying the present value of the Series A Preferred Stock assuming price to earnings multiples ranging from 10.0x to 16.0x and discount rates on the future equity value ranging from 8% to 14%. The discount rates used in the sensitivity analysis are discount rates that are, in Goldman Sachs’ professional judgment, commonly used in the securities industry for the analysis of publicly traded corporations in the North American solid waste industry comparable to the Company, based on a weighted average cost of capital, and the price to earnings multiples used for this analysis are consistent with the historical averages for the Company and other comparable publicly traded corporations in the North American solid waste industry. The market price used by Goldman Sachs for purposes of this analysis was the closing price of $12 per share of the Company’s common stock on July 29, 2003.

      The following table presents the results of this analysis (in millions):

Shares of Common Stock Underlying Present Value of Series A Preferred Stock

Discount Rate	P/E Multiple
on Future
Equity Value	10.0x	12.0x	14.0x	16.0x

14%	78.2	89.8	101.4	113.0
12%	84.2	97.0	109.7	122.5
10%	90.8	104.9	119.1	133.2
8%	98.3	113.9	129.5	145.2

      Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the North American solid waste industry:

•	Waste Management, Inc.

•	Republic Services, Inc.

•	Waste Connections, Inc.

•	Casella Waste Systems, Inc.

•	Waste Industries USA, Inc.

      Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

      Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and IBES median estimates. The multiples and ratios of the Company were calculated based on the most recent publicly available information and using the closing price of the Company’s common stock on July 29, 2003. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and were calculated using the per share closing price of each of the selected companies on July 29, 2003. Goldman Sachs calculated the equity market capitalization of each of the selected companies and the Company using the number of diluted shares that were outstanding for each of the selected companies and the Company, respectively, on July 29, 2003, based on the latest publicly available financial statements. Goldman Sachs calculated the financial multiples and ratios using (1) the latest twelve months, or LTM, numbers based upon the latest publicly available financial statements, (2) projected earnings before interest, taxes and depreciation and amortization, (or “EBITDA”) from IBES median estimates and (3) earnings per share estimates based upon IBES median estimates and calendarized by Goldman Sachs.

      With respect to the Company and the selected companies, Goldman Sachs calculated:

•	enterprise value, which is the market value of common equity plus the estimated market value of debt less cash divided by LTM sales; and

•	enterprise value as a multiple of LTM and estimated 2003 EBITDA.

      The following table presents the results of these calculations:

Selected Companies
Enterprise Value			Allied
calculation:	Range	Median	Waste

LTM Sales	1.1x-3.0x	1.9x	2.3x
LTM EBITDA	4.9x-8.8x	7.8x	7.2x
2003E EBITDA	4.8x-7.8x	7.4x	7.3x

      Goldman Sachs also calculated the LTM EBITDA margins for the selected companies and the Company. The following table presents the results of this calculation:

	Selected Companies
			Allied
	Range	Median	Waste

LTM EBITDA Margins	21.8- 33.9%	25.0%	31.2%

      Goldman Sachs also calculated the estimated calendar years 2003 and 2004 price/earnings ratios for the selected companies and for the Company. These calculations established a range of price-to-earnings ratios used to calculate the implied future equity values of the Company’s common stock in the discounted future value methodology analysis. The range of 10.0x - 16.0x used in the discounted future value methodology analysis is based on the relative range of price-to-earnings ratios of selected companies in the North American solid waste industry. The following table presents the results of this calculation:

Selected Companies
Allied
Price/Earnings Ratio:	Range	Median	Waste

2003E	9.9x-31.3x	16.2x	17.1x
2004E	8.9x-30.5x	14.6x	13.3x

      Pro Forma Exchange Analysis. Goldman Sachs performed two pro forma analyses of the impact of the exchange on the earnings per share of the Company for each of the years 2004 through 2009 using earnings per share estimates for the Company prepared by its management and adjusted for the effects associated with the exchange. The first analysis compared the projected GAAP fully diluted earnings per share from continuing operations estimate before and after the exchange. This analysis indicated that the proposed transaction would be accretive to holders of the common stock on an earnings per share from continuing operations basis in each of the years 2004 through 2006, and dilutive to holders of the common stock on an earnings per share basis in each of the years 2007 through 2009. The second analysis compared the projected GAAP fully diluted earnings per share from continuing operations estimate adjusted for a scenario in which the preferred stock converted to common stock on July 29, 2003, using a conversion price of $18.00 and the projected GAAP fully diluted earnings per share from continuing operations estimate after the exchange. This analysis indicated that the proposed transaction would be dilutive to holders of common stock on an earnings per share basis in all of the years 2004 through 2009.

      The preparation of Goldman Sachs’ letter expressing its view was a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ letter. In arriving at its view, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs reached its view on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

      Goldman Sachs prepared these analyses for purposes of providing its letter expressing its view to the Special Committee. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ letter expressing its view to the Special Committee was one of many factors taken into consideration by the Special Committee in making its determination to approve the exchange agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its letter and is qualified in its entirety by reference to the written letter of Goldman Sachs attached as Appendix A.

      Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements, as well as for estate, corporate and other purposes. Goldman Sachs is familiar with the Company, having acted as its financial advisor from time to time, including having acted as financial advisor to the Special Committee in connection with, and having participated in certain of the negotiations leading to, the exchange agreement.

      Goldman Sachs also has provided from time to time, and is currently providing, certain investment banking services to certain of the holders of Series A Preferred Stock and their respective affiliates and portfolio companies, including,

•	acting as lead manager of the public offering of 9,000,000 shares of common stock of AMC Entertainment, Inc., a portfolio company of Apollo Advisors, in March 2002;

•	acting as book-running lead manager of the initial public offering of 9,066,978 shares of common stock of National Financial Partners Corp., a portfolio company of Apollo Advisors, in September 2003;

•	acting as a participant in the revolving credit facility of National Financial Partners Corp. in April 2003;

•	acting as book-running lead manager of the pending initial public offering of Spectrasite, Inc., a portfolio company of Apollo Advisors;

•	acting as financial advisor to a consortium of entities including the Blackstone Group in connection with the consortium’s acquisition of Houghton Mifflin Inc. in December 2002;

•	acting as financial advisor to a consortium of entities including the Blackstone Group in connection with the consortium’s pending acquisition of Debenhams Plc; and

•	rendering a fairness opinion to the Board of Directors of Purina Mills Inc., a portfolio company of Greenwich Street Capital Partners, in connection with its sale to Land O’Lakes Inc. in October 2001.

      In connection with the above described investment banking services for the holders of Series A Preferred Stock and their respective affiliates and portfolio companies, Goldman Sachs has received, and may receive, aggregate compensation of approximately $20,000,000. Goldman Sachs also may provide investment banking services to the Company and to the holders of Series A Preferred Stock and their respective affiliates and portfolio companies in the future, and may receive compensation for such services. The Special Committee selected Goldman Sachs as its financial advisor because Goldman Sachs is viewed as independent by the Special Committee with respect to both the Company and the holders of the Series A Preferred Stock and it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the contemplated transaction.

      Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities and limited partnership interests, of the Company or the holders of Series A Preferred Stock or affiliates or portfolio companies of the holders of Series A Preferred Stock for its own account and for the accounts of customers. As of July 31, 2003, Goldman Sachs’ Private Equity Group, which is a part of its Investment Management Division, is a minority limited partnership participant in the following holders of the Series A Preferred Stock:

•	Apollo Investment Fund IV, L.P.;

•	Apollo Overseas Partners IV, L.P.;

•	Blackstone Capital Partners III Merchant Banking Fund L.P.; and

•	Blackstone Offshore Capital Partners III L.P.

Pursuant to a letter agreement dated June 14, 2002 (the “2002 Engagement Letter”), a special committee of the Board of Directors of the Company in effect at the time engaged Goldman Sachs to act as its financial advisor. Pursuant to the terms of the 2002 Engagement Letter, Goldman Sachs provided advisory services to that special committee and received approximately $1,000,000. The 2002 Engagement Letter expired in accordance with its terms on December 31, 2002. Pursuant to a subsequent letter agreement dated July 28, 2003 (the “2003 Engagement Letter”), the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the 2003 Engagement Letter, the Company has agreed to pay Goldman Sachs (i) $400,000 upon signing the engagement letter; (ii) $100,000 each month during the term of the engagement; (iii) $2,000,000 in the event the Special Committee requests and Goldman Sachs agrees to render an opinion or other form of written advice, payable to Goldman Sachs in cash upon the delivery of its opinion or other form of written advice; and (iv) $2,000,000 in the event Goldman Sachs’ opinion or other form of written advice is referenced or included in the Company’s proxy statement or any other publicly filed document, payable to Goldman Sachs in cash upon the receipt of the successful vote contemplated by such proxy statement for the proposed transaction, or upon consummation of the transaction contemplated by such other publicly filed document. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

CONFLICTS OF INTERESTS AND INTERESTS OF

CERTAIN DIRECTORS AND OFFICERS IN THE EXCHANGE

      The members of our Board of Directors who are designated by the Apollo/ Blackstone Investors have a conflict of interest in the exchange. This conflict of interest exists because of the ownership of Series A Preferred Stock by the Apollo/ Blackstone Investors or their affiliates and related persons. (The members of our Board designated by the Apollo/ Blackstone Investors are Messrs. Black, Gross, Hill, Lipson and Ressler. Each of these directors abstained from the Board’s recommendation of the exchange.)

      In order to deal with this conflict of interest, the Board created the Special Committee, which is comprised only of disinterested directors. The Special Committee evaluated the exchange and supervised and controlled the negotiation of the terms of the exchange on behalf of the Company.

      Currently, the shares owned by the holders of Series A Preferred Stock are subject to voting requirements and restrictions on disposition which might be viewed as benefiting all directors and executive officers by making a change of control of the Board or the Company more difficult. (For example, the holders’ shares must be voted for the Board’s nominees for election as directors at our annual meeting of stockholders and these shares cannot be sold pursuant to a tender or exchange offer which is not recommended by our Board.) As of the record date these holders owned shares representing approximately      % of our outstanding voting power. Following the exchange, the voting power of these holders will increase to approximately      % of our current outstanding voting power. This increased share ownership will be subject to the same voting and transfer provisions as the holders’ current shares. Consequently, a change of control of the Company may be more difficult following the exchange. The Special Committee did not consider the increased voting power of the holders to be a significant factor in their deliberations.

THE EXCHANGE AGREEMENT

      The following is a summary of the material terms of the exchange agreement.

The Exchange

      We have agreed to exchange 110.5 shares of our common stock for each share of Series A Preferred Stock. The holders of all 1,000,000 shares of Series A Preferred Stock have agreed to this exchange. Accordingly, the exchange agreement contemplates that we will issue up to 110,500,000 shares of our common stock in exchange for all of the outstanding shares of Series A Preferred Stock.

When the Exchange Will be Completed

      The exchange is to occur as promptly as reasonably practicable after the satisfaction or waiver of the conditions to our obligations to complete the exchange and to the obligations of the holders of the Series A Preferred Stock to complete the exchange, unless we all agree to a different time for the exchange. We expect the exchange to occur shortly after approval of the issuance of our common stock in the exchange by our stockholders at the special meeting.

Representation and Warranties

      The exchange agreement contains a number of customary representations and warranties made by us regarding:

•	due organization, good standing and qualification;

•	capital structure;

•	corporate authority to enter into the exchange agreement and the absence of conflicts with our corporate governance documents, contracts or laws;

•	our filings with the SEC and our financial statements;

•	our approval of the acquisition of the common stock in the exchange by the holders of the Series A Preferred Stock to exempt the acquisition from any applicable state antitakeover or business combination statutes, including Section 203 of the General Corporation Law of the State of Delaware (which imposes certain restrictions on the holders of 15% stockholders unless the acquisition resulting in 15% stock ownership is approved by the Board of Directors); and

•	the absence of material adverse changes.

      The holders of the Series A Preferred Stock have made representations and warranties regarding:

•	due organization and good standing;

•	status as an “accredited investor” for purposes of Regulation D of the Securities Act of 1933;

•	authorization of the exchange agreement; and

•	no conflicts with any organizational documents, contracts or laws.

Conduct of Our Business

      We have agreed that until we complete the exchange, we and our subsidiaries will:

•	operate our businesses in compliance with applicable laws;

•	not adopt any amendment to our charter or by-laws that could reasonably be expected to have an adverse effect on the holders of Series A Preferred Stock or their ownership or control of the common stock they will receive in the exchange; and

•	except with the consent of the Apollo/ Blackstone Investors (which consent shall not be unreasonably withheld), pursuant to our employee benefit plans, or pursuant to certain other exceptions, not to issue, sell, or pledge shares of capital stock, securities convertible into capital stock or any rights, warrants or options to acquire capital stock.

Other Agreements

      We and the holders of the Series A Preferred Stock each have agreed to:

•	take actions which are reasonably necessary to complete the exchange, including signing and delivering all documents and agreements reasonably necessary for the exchange;

•	use reasonable best efforts to cause the satisfaction of the conditions to the exchange;

•	make any necessary filings with governmental authorities; and

•	use reasonable best efforts to obtain consents or waivers required for the exchange.

      In addition, we have agreed:

•	to call the special meeting of our stockholders for the purpose of voting on the issuance of our common stock in the exchange;

•	that the Special Committee and the Board of Directors (excluding those directors affiliated with holders of the Series A Preferred Stock) shall recommend approval of the issuance of our common stock pursuant to the exchange, to the extent consistent with the fiduciary duties of the directors;

•	to use reasonable best efforts to have the shares of common stock to be issued in the exchange agreement listed on the NYSE; and

•	to file periodic reports with the SEC and provide information to permit sales under Rule 144 under the Securities Act of 1933.

Voting Agreement

      The holders of the Series A Preferred Stock have agreed to vote all of their Series A Preferred Stock and shares of our common stock which they own for the proposal to approve the issuance of our common stock in the exchange.

Conditions

      Our obligation to complete the exchange is subject to the satisfaction or waiver of the following conditions:

•	the accuracy in all material respects of the representations and warranties of the holders of the Series A Preferred Stock when made and as of the date of the completion of the exchange;

•	the performance in all material respects by the holders of the Series A Preferred Stock of their agreements;

•	the receipt of terms reasonably satisfactory to us and the Apollo/ Blackstone Investors of any consent or waiver under our Credit Agreement required to permit the exchange;

•	stockholder approval of the issuance of our common stock in the exchange;

•	the signing and delivery of the supplementary shareholders and registration rights agreements (which are described below) by the holders of the Series A Preferred Stock;

•	the absence of any law, injunction or court order which makes completion of the exchange illegal or otherwise prohibits or restrains the completion of the exchange; and

•	the concurrent consummation of the exchange by the Apollo/ Blackstone Investors.

      The obligation of the holders of the Series A Preferred Stock to complete the exchange is subject to the satisfaction or waiver (at the election of each holder as to itself only) of the following conditions:

•	the accuracy in all material respects of our representations and warranties when made and as of the date of completion of the exchange;

•	our performance in all material respects of our agreements;

•	our signing and delivering the supplementary shareholders and registration rights agreements;

•	the absence of a material adverse change in our company;

•	the absence of any law, injunction or court order which makes completion of the exchange illegal or otherwise prohibits or restrains the completion of the exchange;

•	the receipt on terms reasonably satisfactory to us and the Apollo/ Blackstone Investor of any necessary consent or waiver under our Credit Agreement required to permit the exchange;

•	stockholder approval of the issuance of our common stock in the exchange; and

•	the concurrent consummation of the exchange by us and each of the Apollo/ Blackstone Investors.

Indemnification

      We have agreed to indemnify the holders of the Series A Preferred Stock and their affiliates against claims and damages based upon:

•	breaches of our representations, warranties and agreements; and

•	claims by third parties relating to the exchange.

Expenses

      We have agreed to pay all reasonable out-of-pocket expenses incurred by the holders of Series A Preferred Stock in connection with the exchange, whether or not the exchange is completed.

Termination

      The exchange agreement may be terminated:

•	by mutual agreement of the Apollo/ Blackstone Investors and us; or

•	by any party (as to itself only) if the exchange has not been completed by December 31, 2003.

Supplementary Shareholder and Registration Rights Agreements

      At the time we complete the exchange, we will enter into two additional agreements with the holders of the Series A Preferred Stock.

      The supplementary shareholders agreement provides that the rights and obligations of the Company and the holders of the Series A Preferred Stock under our existing shareholders agreement shall continue following the exchange as if, in effect, the common stock received in the exchange had been received upon conversion of the Series A Preferred Stock. Consequently, the Apollo/ Blackstone Investors will continue to have rights to include designees to be included in the slate of nominees recommended by our board for election as directors at our annual meeting of shareholders. Following the exchange, the holders of Series A Preferred Stock will continue to be subject to the standstill, voting and restriction on disposition provisions contained in the existing shareholders agreement.

      The supplementary registration rights agreement provides that shares of common stock received in the exchange may be included in any registration of securities requested by the holders of Series A Preferred Stock under the existing registration rights agreement. In addition, we have agreed that these holders may request a shelf registration of their shares at any time after the first anniversary of the completion of the exchange. Instead of these supplementary agreements, we may enter into amended and restated shareholders and registration rights agreements, which would incorporate the terms of the supplementary agreements and the existing shareholder registration rights agreements.

Restriction on Sale of Common Stock

      The supplementary shareholders agreement prohibits the holders of Series A Preferred Stock from disposing of any of the shares of our common stock that they receive in the exchange for one year following the exchange. These holders may dispose of shares of common stock they owned prior to the exchange in this one year period if otherwise in compliance with the existing shareholders agreement.

CAPITALIZATION

      The consolidated cash and cash equivalents, current portion of long-term debt and capitalization data as of June 30, 2003, are derived from our consolidated financial statements. This data should be read in conjunction with the consolidated financial statements of the Company and the related notes incorporated by reference in this proxy. The “As Adjusted” data presented below gives effect to the exchange, as if the exchange was consummated on June 30, 2003. The “As Adjusted” data assumes that all of the Series A Preferred Stock is exchanged. Should certain holders elect not to exchange their Series A Preferred Stock and the exchange transaction is completed for less than all the outstanding shares, we would continue to report outstanding Series A Preferred Stock based on the number of shares then outstanding multiplied by the then current liquidation preference value, which was $1,287 per share at June 30, 2003. The number of shares of common stock issued under the exchange agreement would be reduced based on the exchange rate of 110.5 common shares per share of preferred stock that is not exchanged.

	June 30, 2003

	Actual	As Adjusted(1)

	(In thousands)
Cash(2)	$65,751	$54,751

Total long-term debt	8,206,829	8,206,829
Current portion of long-term debt	(245,296)	(245,296)

Total long-term debt, net of current portion	7,961,533	7,961,533

Series A senior convertible preferred stock, $.10 par value, 1,000,000 shares authorized, issued and outstanding, liquidation preference of $1,287 per share	1,287,419	—
Stockholders’ equity:
Series C senior mandatory convertible stock, $.10 par value, 6,900 shares authorized, issued and outstanding	333,080	333,080
Common stock, $.01 par value, 525,000 shares authorized, 208,490 shares issued and outstanding actual and 318,990 shares as adjusted	2,085	3,190
Additional paid-in capital(2)	1,042,299	2,317,613
Accumulated other comprehensive loss	(116,183)	(116,183)
Retained deficit	(78,306)	(78,306)

Total stockholders’ equity	1,182,975	2,459,394

Total capitalization, net of current portion of debt	$10,431,927	$10,420,927

(1)	This column has been adjusted to give effect to the exchange assuming exchange of all 1,000,000 outstanding shares of Series A Preferred Stock for 110,500,000 shares of common stock on June 30, 2003.

(2)	Includes estimated transaction costs up to $11.0 million, which would be recorded as a reduction to cash and additional paid in capital.

PRO FORMA FINANCIAL DATA

      The following pro forma consolidated financial data for the year ended December 31, 2002 and as of and for the six months ended June 30, 2003 has been derived by the application of pro forma adjustments related to the exchange to our historical consolidated financial statements incorporated by reference in this proxy. The pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The pro forma consolidated financial data assumes that all of the Series A Preferred Stock is exchanged for 110.5 million shares of our common stock. If the exchange transaction is completed for less than all the outstanding shares of Series A Preferred Stock, we would continue to report outstanding Series A Preferred Stock based on the number of shares remaining outstanding multiplied by the then current liquidation preference value, which was $1,287 per share at June 30, 2003. The number of shares of common stock issued under the exchange agreement would be reduced based on the exchange rate of 110.5 common shares per share of preferred stock that is not exchanged. Any remaining outstanding shares of Series A Preferred Stock would continue to accrue unpaid dividends.

      The pro forma consolidated balance sheet as of June 30, 2003 gives effect to the exchange and payment of related transaction costs as if the exchange had occurred on June 30, 2003. The pro forma consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003, give effect to the exchange as if the exchange had occurred on January 1, 2002. The pro forma consolidated statements of operations exclude the effects of discontinued operations and cumulative effect of change in accounting principle. For the six months ended June 30, 2003 and the year ended December 31, 2002 income (loss) from discontinued operations, net of tax, was $7.2 million and $(1.2) million, respectively. For the six months ended June 30, 2003 cumulative effect of change in accounting principle, net of tax, was $29.2 million.

      In connection with the exchange, we anticipate a non-cash conversion charge which will be reflected as a reduction to net income available to common shareholders, but will have no effect on total shareholders’ equity because offsetting amounts are recorded to additional paid in capital. The non-cash reduction to net income available to common shareholders is for the market value of the shares issued to the holders in excess of the shares that would have been received under the original conversion terms. The non-cash conversion charge will be recorded in the period in which the exchange is consummated. This non-cash, non-recurring reduction to net income available to common shareholders is directly related to the transaction and is expected to be a material amount and therefore is not included in the pro forma statement of operations. See “Notes to Unaudited Pro Forma Consolidated Financial Data” for additional discussion.

      The pro forma consolidated data is unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this proxy.

UNAUDITED PRO FORMA

CONSOLIDATED BALANCE SHEET
As of June 30, 2003

		Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands, except per share amounts)
ASSETS
Current Assets —
Cash and cash equivalents	$65,751	$(11,000	) (1)	$54,751
Accounts receivable, net	707,995	—		707,995
Prepaid and other current assets	118,908	—		118,908
Deferred income taxes, net	99,299	—		99,299

Total current assets	991,953	(11,000)		980,953
Property and equipment, net	4,003,113	—		4,003,113
Goodwill, net	8,493,211	—		8,493,211
Other assets, net	247,483	—		247,483

Total assets	$13,735,760	$(11,000)		$13,724,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities —
Current portion of long-term debt	$245,296	$—		$245,296
Accounts payable	436,797	—		436,797
Current portion of accrued capping, closure, post-closure and environmental costs	96,022	—		96,022
Accrued interest	187,335	—		187,335
Other accrued liabilities	370,849	—		370,849
Unearned revenue	235,140	—		235,140

Total current liabilities	1,571,439	—		1,571,439
Long-term debt, less current portion	7,961,533	—		7,961,533
Deferred income taxes	530,214	—		530,214
Accrued capping, closure, post-closure and environmental costs, less current portion	773,667	—		773,667
Other long-term obligations	428,513	—		428,513
Commitments and contingencies
Series A senior convertible preferred stock, 1,000 shares authorized, issued and outstanding, liquidation preference of $1,287 per share	1,287,419	(1,287,419	) (2)	—
Stockholders’ Equity —
Series C senior mandatory convertible preferred stock, $.10 par value, 6,900 shares authorized, issued and outstanding	333,080	—		333,080
Common stock; $0.01 par value; 525,000 authorized shares; 208,490 actual and 318,690 pro forma issued and outstanding	2,085	1,105	(2)	3,190
Additional paid-in capital	1,042,299	1,275,314	(1)(2)(3)	2,317,613
Accumulated other comprehensive loss	(116,183)	—		(116,183)
Retained deficit	(78,306)	—		(78,306)

Total stockholders’ equity	1,182,975	1,276,419		2,459,394

Total liabilities and stockholders’ equity	$13,735,760	$(11,000)		$13,724,760

UNAUDITED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2003

		Pro Forma
	Historical	Adjustments	Pro Forma

	(In thousands, except per
	share amounts)
Revenues	$2,678,064	$—	$2,678,064
Cost of operations	1,638,271	—	1,638,271
Selling, general and administrative expenses	240,780	—	240,780
Depreciation and amortization	270,785	—	270,785

Operating income	528,228	—	528,228
Interest expense	428,254	—	428,254

Income before income taxes	99,974	—	99,974
Income tax expense	42,489	—	42,489
Minority interest	890	—	890

Income from continuing operations	56,595	—	56,595
Dividends on preferred stock	(45,371)	40,522 (4)	(4,849)

Income from continuing operations available to common shareholders	$11,224	$40,522	$51,746

Earnings per share from continuing operations:
Basic	$0.06		$0.17
Diluted	$0.06		$0.17

Weighted average common and common equivalent shares(5) :
Basic	195,844		306,344
Diluted	199,073		309,573

UNAUDITED PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002

		Pro Forma
	Historical	Adjustments	Pro Forma

	(In thousands, except per
	share amounts)
Revenues	$5,409,360	$—	$5,409,360
Cost of operations	3,198,770	—	3,198,770
Selling, general and administrative expenses	476,452	—	476,452
Depreciation and amortization	489,362	—	489,362
Gain on divestiture of assets	(9,339)	—	(9,339)

Operating income	1,254,115	—	1,254,115
Interest expense	858,256	—	858,256

Income before income taxes	395,859	—	395,859
Income tax expense	177,669	—	177,669
Minority interest	1,891	—	1,891

Income from continuing operations	216,299	—	216,299
Dividends on preferred stock	(77,874)	77,874 (4)	—

Income from continuing operations available to common shareholders	$138,425	$(77,874)	$216,299

Earnings per share from continuing operations:
Basic	$0.73		$0.72
Diluted	$0.72		$0.71

Weighted average common and common equivalent Shares(5) :
Basic	190,210		300,710
Diluted	193,508		304,008

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(1)	We estimate transaction costs, including legal, accounting, financial advisory, printing and proxy solicitation costs, could be up to $11 million. These costs are recorded as a reduction in cash and additional paid in capital.

(2)	Amounts represent conversion of the liquidation preference of the Series A Preferred Stock into common stock and the issuance of the common stock. We have assumed 100% conversion of the Series A Preferred Stock for 110.5 million shares of common stock.

(3)	The market value of the common stock issued to the holders of the Series A Preferred Stock in excess of the shares the holders could have converted into under the original conversion terms is recorded as a non-cash reduction to net income available to common shareholders and an increase to additional paid in capital; this amount has no net impact on total stockholders’ equity. The market value of the incremental shares issued is based on the stock price on the date that all conditions for closing have been met, including stockholder approval. Therefore, the exact amount of the non-cash reduction is not known.

The number of common shares that the holders could have converted into based on the original conversion price of $18, and the liquidation preference at July 31, 2003 of approximately $1.295 billion was 71.9 million shares. Assuming we issue 110.5 million common shares under the exchange agreement, the incremental shares issued would be 38.6 million. Using the closing price of our common stock of $12.12 on July 31, 2003, the non-cash reduction to net income available to common shareholders would be approximately $467.6 million. Assuming the same amount of incremental shares issued, if the stock price at the date all conditions for closing have been met is $10.00 or $14.00, the non-cash reduction to net income available to common shareholders would be approximately $385.8 million or $540.1 million, respectively.

(4)	Amount represents the elimination of 6.5% cumulative dividends on the Series A Preferred Stock. For the six months ended June 30, 2003, the remaining amount of dividend expense represents dividends on our Series C Senior Mandatory Convertible Preferred Stock.

(5)	Pro forma amounts include an additional 110.5 million common shares outstanding for issuance of common stock on the assumed conversion date of January 1, 2002.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our common stock and Series A Preferred Stock at September 30, 2003 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock or the outstanding shares of Series A Preferred Stock, (ii) each of our directors, our Chief Executive Officer, and each of our four other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2002, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed. This information does not consider the impact of the conversion of the Series C Senior Mandatory Convertible Preferred Stock. The post exchange ownership of the holders of the Series A Preferred Stock and the holders, directors and executive officers as a group would be 39% and 41%, respectively, assuming the Series C Senior Mandatory Convertible Preferred Stock converted into 34,057,256 common shares.

	Common Stock Beneficially Owned
						Common Stock Post
	Series A					Exchange Ownership
	Preferred	Common			Combined
Name of Person or Identity of Group(1)	Stock(2)	Stock(3)	Total		%	Common Stock	%

Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (U.K.) Partners III, L.P.
Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
Apollo/AW LLC
c/o Apollo Advisors, II, L.P.	31,985,847	17,119,579	49,105,426	(4)	17.4%	65,739,579	20.5%
Two Manhattanville Road Purchase, New York 10577
Blackstone Capital Partners II and III
Merchant Banking Fund L.P.
Banking Fund L.P.
Blackstone Offshore Capital Partners II and III L.P.
Blackstone Family Investment Partnership II and III L.P.
c/o Blackstone Management Associates II L.L.C.	25,443,287	9,231,868	34,675,155	(5)	12.3%	47,906,868	15.0%
345 Park Avenue, 31st Floor New York, New York 10154
DLJ Stockholders	7,996,462	384,475	8,380,937	(7)	3.0%	12,539,475	3.9%
Greenwich Stockholders	7,269,511	—	7,269,511	(8)	2.6%	11,050,000	3.5%
Capital Research and Management Company	—	28,040,200	28,040,200	(6)	9.9%	28,040,200	8.8%
333 South Hope Street Los Angeles, CA 90071
Alex. Brown Investment Manager	—	16,423,700	16,423,700	(9)	5.8%	16,423,700	5.1%
217 E. Redwood Street, #1400 Baltimore, MD 21202
Franklin Advisers, Inc.	—	10,074,200	10,074,200	(10)	3.6%	10,074,200	3.1%
Thomas H. Van Weelden	—	4,347,629	4,347,629	(11)	1.5%	4,347,629	1.3%
Robert Agate	—	75,029	75,029	(12)	*	75,029	*
Leon D. Black	31,985,847	17,187,600	49,173,447	(13)	17.4%	65,807,600	20.6%
James W. Crownover	—	47,000	47,000	(14)	*	47,000	*
Michael Gross	31,985,847	17,223,533	48,209,380	(13)	17.4%	65,843,533	20.6%
Dennis Hendrix	—	121,539	121,539	(15)	*	121,539	*
J. Tomilson Hill	25,443,287	9,251,868	34,695,155	(17)	12.3%	47,926,868	15.0%
Lawrence V. Jackson	—	26,877	26,877	(16)	*	26,877	*
Nolan Lehmann	—	152,084	152,084	(18)	*	152,084	*
Howard A. Lipson	25,443,287	9,316,868	34,760,155	(17)	12.3%	47,991,868	15.0%
Antony P. Ressler	31,985,847	17,227,476	49,213,323	(13)	17.4%	65,847,476	20.6%
Warren B. Rudman	—	102,185	102,185	(15)	*	102,185	*
Peter S. Hathaway	—	741,250	741,250	(19)	*	741,250	*

	Common Stock Beneficially Owned
						Common Stock Post
	Series A					Exchange Ownership
	Preferred	Common			Combined
Name of Person or Identity of Group(1)	Stock(2)	Stock(3)	Total		%	Common Stock	%

Steven M. Helm	—	619,500	619,500	(20)	*	619,500	*
Thomas W. Ryan	—	383,250	383,250	(21)	*	383,250	*
Donald W. Slager	—	746,400	746,400	(22)	*	746,400	*
All Directors and executive officers as a group (16 persons), (4), (5) and (11)-(22)	57,429,134	34,099,062	91,528,196		32.0%	121,394,062	37.5%

*	Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

(2)	Represents the number of shares that the Series A Preferred Stock is convertible into voting common stock as of September 30, 2003.

(3)	Includes restricted shares and vested stock options.

(4)	Assuming the conversion of all shares of Series A Preferred Stock has occurred, this total represents shares held by Apollo Investment Fund III, LP (22,090,856 shares, representing 7.9%), Apollo Overseas Partners III, LP (1,419,385 shares, representing 0.5%), Apollo (UK) Partners III, LP (878,849 shares, representing 0.3%), Apollo Investment Fund IV, LP (20,658,132 shares, representing 7.3%), Apollo Overseas Partners IV, LP (1,150,400 shares, representing 0.4%), and Apollo/AW LLC (2,907,804 shares, representing 1.0%), (collectively, the “Apollo Investors”). Apollo Advisors II, LP, Apollo Advisors IV, LP and/or Apollo Management, LP (and together with affiliated investment managers, “Apollo Advisors”) serves as general partner and/or manager for each of the Apollo Investors, each of which is affiliated with one another. Messrs. Black, Gross, and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares.

(5)	Assuming the conversion of all shares of Series A Preferred Stock has occurred, this total represents shares held by Blackstone Management Associates II L.L.C. (“Blackstone Associates”) serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P. (6,611,545 shares, representing 2.4%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 0.7%), Blackstone Family Investment Partnership II L.P. (657,937 shares, representing 0.2%) Blackstone Capital Partners III Merchant Banking Fund L.P. (20,175,842 shares, representing 7.1%), Blackstone Offshore Capital Partners III L.P. (3,740,848 shares, representing 1.3%) and Blackstone Family Investment Partnership III L.P. (1,526,597 shares, representing 0.6%) (collectively, the “Blackstone Investors”). Messrs. Lipson and Hill are Managing Directors of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors.

(6)	Based on the Schedule 13G filed with the Securities and Exchange Commission by the Capital Research and Management Company.

(7)	The DLJ Stockholders are DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A.L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A.L.P., a Delaware limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership (“Offshore II”), DLJ EAB Partnership, L.P., a Delaware limited partnership and DLJ ESC II L.P., a Delaware limited partnership and various individuals. Each of the DLJ Stockholders other than Offshore II has a business address c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, New York 10172. Offshore II has a business address c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles. Each of the DLJ Stockholders is affiliated with Donaldson, Lufkin & Jenrette, Inc. a Delaware corporation. The foregoing is based on a Schedule 13D filed on behalf of the DLJ Stockholders with the Securities and Exchange Commission.

(8)	The Greenwich Stockholders are Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, and TRV Executive Fund, L.P., a Delaware limited partnership. Each of the Greenwich Stockholders has a business address c/o Greenwich Street Investment II, L.L.C., 500 Campus Drive, Florham Park, New Jersey 07932. Greenwich Street Investment II, L.L.C. is the general partner of each of the Greenwich Stockholders. Alfred C. Eckert III, Richard M. Hayden, Keith W. Abel, Sanjay H. Patel, Robert A. Hamwee, Thomas V. Inglesby, Matthew C. Kaufman, and Christine K. Vanden Beukel are the managing members of Greenwich Street Investment II, L.L.C. The foregoing is based on a Schedule 13D filed on behalf of the Greenwich Stockholders with the Securities and Exchange Commission.

(9)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Alex. Brown Investment Management

(10)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Franklin Advisers, Inc.

(11)	Includes 1,910,000 shares of Common Stock that may be acquired on the exercise of options and 1,600,000 unvested shares of restricted stock.

(12)	Includes 55,000 shares of Common Stock that may be acquired on the exercise of options.

(13)	Assuming the conversion of all shares of Series A Preferred Stock has occurred, this total includes (i) 49,105,426 shares beneficially owned by the Apollo Investors, and (ii) 85,000, 85,000 and 55,000 shares that may be acquired on the exercise of options by each of Messrs. Gross, Ressler and Black, respectively. Each of Messrs, Gross, Ressler and Black disclaim beneficial ownership of shares owned by Apollo.

(14)	Includes 35,000 shares of Common Stock that may be acquired on the exercise of options.

(15)	Includes 85,000 shares of Common Stock that may be acquired on the exercise of options.

(16)	Includes 25,000 shares of Common Stock that may be acquired on the exercise of options.

(17)	Includes (i) 34,675,155 shares beneficially owned by the Blackstone Investors, and (ii) 85,000 and 20,000 shares that may be acquired on the exercise of options by Messrs. Lipson and Hill, respectively. Each of Messrs, Lipson and Hill disclaim beneficial ownership of Blackstone.

(18)	Includes 90,000 shares of Common Stock that may be acquired on the exercise of options.

(19)	Includes 400,000 shares of Common Stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

(20)	Includes 407,000 shares of Common Stock that may be acquired on the exercise of options and 212,000 unvested shares of restricted stock.

(21)	Includes 131,250 shares of Common Stock that may be acquired on the exercise of options and 250,000 unvested shares of restricted stock.

(22)	Includes 405,100 shares of Common Stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

AGREEMENT WITH CERTAIN STOCKHOLDERS

      Pursuant to the Amended and Restated Shareholders Agreement, dated as of July 30, 1999, between the holders of the Series A Preferred Stock, the Apollo/ Blackstone Investors and us, we have agreed, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, less than 10% of the shares of common stock acquired from TPG Partners, L.P., TPG Parallel I, L.P. and Laidlaw Transportation, Inc. and the 790,000 shares of the Series A Preferred Stock (collectively, the “Apollo/ Blackstone Shares”), to nominate and support the election to the Board of Directors of certain individuals (the “Shareholder Designees”) designated by the Apollo/ Blackstone Investors. For so long as the Apollo/ Blackstone Investors beneficially own: (i) 80% or more of the Apollo/ Blackstone Shares, they shall be entitled to designate five Shareholder Designees; (ii) 60% or more but less than 80% of the Apollo/ Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (iii) 40% or more but less than 20% of the Apollo/ Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iv) 20% or more but less than 40% of the Apollo/ Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (v) 10% or more but less than 20% of the Apollo/ Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of our issuance of voting securities, the Apollo/ Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/ Blackstone Investors shall only be entitled to designate at most three Shareholder Designees. Currently, Messrs. Black, Gross, Hill, Ressler and Lipson are the Shareholder Designees designated by the Apollo/ Blackstone Investors.

      In the Shareholders Agreement, we agreed to: (i) limit the number of our executive officers that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Nominating Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/ Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors shall be nominated only upon the approval of a majority vote of the Nominating Committee, which will consist of not more than four Directors, at least two or whom shall be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/ Blackstone Investors beneficially own less than 50% of the Apollo/ Blackstone Shares, the Nominating Committee shall contain only one member who is a Shareholder Designee.

      In the Shareholders Agreement, each of the Apollo/ Blackstone Investors and the other holders of the Series A Preferred Stock has agreed that, generally until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/ Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all voting securities on a fully diluted basis, each Apollo/ Blackstone Investor and its affiliates and each other holder of preferred stock shall vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the appropriate provisions of the Shareholders Agreement, to vote all their shares as recommended by a majority of the entire Board of Directors in connection with mergers, business combinations and other similar extraordinary transactions, and otherwise to vote as they wish.

      The Shareholders Agreement also provides that the holders of Series A Preferred Stock will not:

•	acquire additional voting securities of the Company;

•	make proposals for a merger, recapitalization, tender offer, exchange offer, or certain other extraordinary transactions involving the Company or its securities;

•	form or join a group with respect to securities of the Company;

•	solicit proxies with respect to the Company;

•	make any proposals to be considered at any meeting of our stockholders;

•	encourage third parties to do any of the foregoing; or

•	otherwise act to control or influence the management, board, or policies of the Company.

These “standstill” restrictions apply for the same period as the voting agreement described above with respect to the Apollo/ Blackstone Investors and, with respect to other holders of Series A Preferred Stock, until they no longer own any shares of Series A Preferred Stock or common stock received in respect of the preferred stock.

      In addition, the Shareholders Agreement limits the manner in which the holders of the Series A Preferred Stock may transfer their preferred and common stock during the period the standstill restrictions are applicable. Generally, transfers of our stock may be made:

•	in compliance with the registration rights of the holders;

•	in compliance with Rule 144 under the Securities Act of 1933 so long as the transfer is not knowingly made to a party who would own 9% or more of the Company’s voting power after giving effect to the transfer;

•	to any person so long as that person would not, following the transfer, own more than 9% of the Company’s voting power;

•	in connection with a merger or otherwise business combination transaction or a tender offer which is recommended by at least a majority of our Board of Directors and is on terms and conditions available to all other holders of common stock or is recommended by a majority of disinterested directors; and

•	to related parties.

This is only a summary of the terms of the Shareholders Agreement. A copy of the Shareholders Agreement, which has been filed as an exhibit to a current report on Form 8-K, is incorporated by reference into this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

      You may also read reports, proxy statements and other information relating to us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We hereby incorporate by reference into this proxy statement the financial statements, supplementary financial information, management’s discussion and analysis of financial condition and results of operations and quantitative and qualitative disclosures about market risk contained in the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003; and

•	Current Report on Form 8-K filed on August 29, 2003.

      All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to contain a part of this proxy statement.

      Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attention: Investor Relations (telephone number 480-627-2700). A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

      We have authorized no one to give you any information or to make any representation about the special meeting or our Company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

      The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

MISCELLANEOUS MATTERS

      Recent Events. On July 28, 2003, our Board of Directors adopted an amendment to the Rights Agreement dated as of May 25, 2000 between the Company and American Stock Transfer & Trust Company, as Rights Agent. As a result of the amendment to the Rights Agreement, (i) the Rights to Purchase our Series B Junior Participating Preferred Stock (the “Rights”) which were issued pursuant to the Rights Agreement have expired and there no longer is a Right associated with each outstanding share of our common stock, (ii) the Rights Agreement has expired, and (iii) no person has any rights pursuant to the Rights Agreement or any Right. The amendment is set forth in an Amendment to the Rights Agreement.

      Principal Accountants. We do not expect that representatives of our principal accountants for the current year or for our most recently completed fiscal year will attend the special meeting.

      Other. We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of mail, proxies may be solicited personally by telephone or by the Company employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

      Under Rule 14a-8 under the Securities Exchange Act of 1934, any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2004 Annual Meeting of stockholders is required to submit the proposal to the Company no less than 120 calendar days before April 3, 2004 (that is, no later than December 5, 2003) unless the date of our annual meeting changes by more than 30 days from May 21, in which case you must give us notice within a reasonable time before we begin to print and mail proxy materials. To be eligible to be considered at an annual meeting of stockholders of the Company, a stockholder proposal must be made in a timely manner. Under our Bylaws, in order for a stockholder proposal to be timely a notice must be given to the Company no more than 120 days and no less than 75 days before the anniversary date of the immediate preceding annual meeting of stockholders (that is, between January 22, 2004 and March 8, 2004). However, if the date of the annual meeting has been changed to more than 30 days before the anniversary date or more than 60 days after this date, notice must be received by the Company on the later of the 75th day before the scheduled date of the annual meeting or the 15th day following the date on which the first public announcement of the meeting is made by the Company. Any stockholder proposals included in the Company’s proxy solicitation materials for its 2004 annual meeting or otherwise to be considered at such meeting shall be subject to the requirements of our Bylaws and the proxy rules adopted under the federal securities laws.

      No other business other than consideration of the proposal to approve the issuance of our common stock in exchange for the outstanding shares of our Series A Preferred Stock will be considered or acted upon at the special meeting.

      No stockholder of the Company, whether voting for or against the issuance of our common stock or abstaining, will be entitled to appraisal rights or the right to receive cash for shares under Delaware law or otherwise.

By Order of the Board of Directors

Sincerely yours,

/s/ THOMAS H. VAN WEELDEN

Thomas H. Van Weelden
Chairman of the Board,
Chief Executive Officer and President

October      , 2003

APPENDIX A

PERSONAL AND CONFIDENTIAL

July 31, 2003

Special Committee of the Board of Directors
Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop
Scottsdale, Arizona 85260

Gentlemen:

The Special Committee of the Board of Directors (the “Committee”) of Allied Waste Industries, Inc. (the “Company”) has requested our view as to certain financial aspects of the proposed issuance by the Company of an aggregate of 110,500,000 shares of Common Stock, par value $.01 per share (the “Common Shares”), of the Company in exchange for an aggregate of 1,000,000 outstanding shares of Series A Senior Convertible Preferred Stock (the “Preferred Shares”) of the Company pursuant to the Exchange Agreement, dated as of July 31, 2003 (the “Agreement”), among the Company and the parties listed on Schedule 1 thereto (the “Preferred Shareholders”). In particular, the Committee has asked us for our view regarding whether, as of the date hereof, the exchange ratio of an aggregate of 110,500,000 Common Shares for an aggregate of 1,000,000 Preferred Shares pursuant to the Agreement falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to the Committee in connection with, and have participated in certain of the negotiations leading to, the Agreement. We expect to receive fees for our services in connection with the transaction contemplated by the Agreement and the delivery of this letter, and the Company has agreed to indemnify us against certain liabilities arising out of our engagement. We also have provided from time to time, and are currently providing, certain investment banking services to certain of the Preferred Shareholders and their respective affiliates and portfolio companies, including acting as lead manager of the public offering of 9,000,000 shares of common stock of AMC Entertainment, Inc., a portfolio company of Apollo Advisors, in March 2002; acting as book-running lead manager of the pending initial public offering of National Financial Partners Corp., a portfolio company of Apollo Advisors; acting as a participant in the revolving credit facility of National Financial Partners Corp. in April 2003; acting as book-running lead manager of the pending initial public offering of Spectrasite, Inc., a portfolio company of Apollo Advisors; acting as financial advisor to a consortium of entities including the Blackstone Group in connection with the consortium’s acquisition of Houghton Mifflin Inc. in December 2002; acting as financial advisor to a consortium of entities including the Blackstone Group in connection with the consortium’s pending acquisition of Debenhams Plc; and rendering a fairness opinion to the Board of Directors of Purina Mills Inc., a portfolio company of Greenwich Street Capital Partners, in connection with its sale to Land O’Lakes Inc. in October 2001. We also may provide investment banking services to the Company and the Preferred Shareholders and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold long and short positions in securities, including derivative securities and limited partnership interests, of the Company or the Preferred Shareholders or affiliates or portfolio companies of the Preferred Shareholders for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co.’s Private Equity Group, which is a part of its Investment Management Division, is a minority limited partnership participant in the following Preferred Shareholders: Apollo Investment Fund IV, L.P., Apollo Overseas

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Partners IV, L.P., Blackstone Capital Partners III Merchant Banking Fund L.P. and Blackstone Offshore Capital Partners III L.P.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic and financial rationale for, and the potential benefits of, the transaction contemplated by the Agreement and its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. This letter does not address the relative merits of the transaction contemplated by the Agreement as compared to any alternative business transaction that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the transaction contemplated by the Agreement. In addition, we are not expressing any view herein as to the prices at which Common Shares will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of certain financial aspects of the transaction contemplated by the Agreement.

We express no view or prediction as to the actual results or effects, financial or otherwise, on the Company or its shareholders of the completion of the transaction contemplated by the Agreement or as to the results or effects, financial or otherwise, of any transaction that might be undertaken in lieu of such an exchange or of any determination to not undertake any such transaction (contemplated or otherwise).

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our view that, as of the date hereof, the exchange ratio of an aggregate of 110,500,0000 Common Shares for an aggregate of 1,000,000 Preferred Shares pursuant to the Agreement falls within a range of exchange ratios that reasonably could have been expected to be achieved in an arm’s-length transaction between the Company and an unaffiliated third party.

Very truly yours,

(GOLDMAN, SACHS & CO.)

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ALLIED WASTE INDUSTRIES, INC	PROXY

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS NOVEMBER __, 2003

     This Proxy is solicited on behalf of the Board of Directors of the Company.

     The undersigned hereby appoints Thomas H. Van Weelden and Steven M. Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common and Preferred Stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on October      , 2003, at the Special Meeting of Stockholders to be held on November      , 2003, or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE MARK, SIGN, DATE AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

SPECIAL MEETING OF STOCKHOLDERS
ALLIED WASTE INDUSTRIES, INC.

NOVEMBER __, 2003

— Please Detach and Mail in the Envelope Provided —

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE. ☒

Approval of the issuance of up to 110.5 million shares of our common stock in exchange for up to all of the 1,000,000 shares of our Series A Senior Convertible Preferred Stock (having an aggregate liquidation preference as of October , 2003 of approximately $ billion) pursuant to an Exchange Agreement between the Company and holders of the Preferred Stock.

☐ FOR ☐ AGAINST ☐ ABSTAIN

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL .

     STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.